UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 2, 2025
Dear Shareholder,
You are cordially invited to attend the 2025 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:00 a.m. on Tuesday, May 20, 2025, at the offices of Cooley LLP located at 500 Boylston Street, Boston, MA 02116.
At the Annual Meeting, eleven (11) persons are nominated for election to our Board of Directors. We will also hold a vote on an advisory resolution on our executive compensation, and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025. Finally, a shareholder has proposed a resolution as described in the Proxy Statement. Our Board of Directors recommends the approval of the proposals to elect each of the eleven directors, to approve the advisory vote on our executive compensation, to ratify the selection of PricewaterhouseCoopers LLP, and recommends that you vote against the shareholder proposal. Such other business will be transacted as may properly come before the Annual Meeting.
Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly or use internet voting prior to the Annual Meeting in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.
Sincerely,

James C. Foster Chair, President and Chief Executive Officer
YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2025.
This Proxy Statement and our Annual Report to Shareholders are available at www.criver.com/annual2025.
In addition, our Annual Report on Form 10-K for fiscal year 2024 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held on May 20, 2025

To the Shareholders of Charles River Laboratories International, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 20, 2025, at the offices of Cooley LLP located at 500 Boylston Street, Boston, MA 02116 at 8:00 a.m., for the following purposes:
1.
To elect each of the eleven (11) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

2.
To approve an advisory vote on our executive compensation.

3.
To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025.

4.
To vote on a shareholder proposal described in this Proxy Statement, if properly presented at the Annual Meeting.

5.
To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on March 21, 2025 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.
All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.
An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by sending an email to the following address: GeneralCounsel@crl.com, or by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please so indicate in your request. If your shares are held by a bank, broker or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible to ensure you receive your ticket in time for the Annual Meeting. Admission to the Annual Meeting will be on a first come, first served basis.
By Order of the Board of Directors

Matthew L. Daniel Corporate Secretary
April 2, 2025
Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage, prepaid return envelope is enclosed for your convenience. Alternatively, you may vote via internet by following the instructions on your proxy card or voting instruction card.

PROXY SUMMARY
The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders
Time and Date:	8:00 a.m. on Tuesday, May 20, 2025
Place:	Cooley LLP, 500 Boylston Street, Boston, MA 02116
Record Date:	March 21, 2025
Voting Matters and Vote Recommendations
There are four items of business which we currently expect to be considered at our 2025 Annual Meeting. The following table lists those items of business and our Board’s vote recommendation.
Proposal	Board Vote Recommendation
Management Proposals
Election of Directors	FOR each director nominee
Advisory Vote to Approve Executive Officer Compensation	FOR
Ratification of Independent Registered Public Accounting Firm	FOR
Shareholder Proposal
Shareholder Proposal described in this Proxy Statement	AGAINST

Director Nominees
The following table provides summary information about each of our director nominees.
		Director Since			Current Committee Memberships
Name	Age		Occupation	Independent	AC	CC	CGNC	RAUC	SPCAC	STC
James C. Foster	74	1989	Chair, President and CEO of Charles River Laboratories International, Inc.
Nancy C. Andrews	66	2020
Executive Vice President and Chief Scientific Officer at Boston Children’s Hospital. Professor in Residence at Harvard Medical School. Former Professor of Pediatrics and Pharmacology & Cancer Biology, Duke University School of Medicine. Former Dean of Duke University School of Medicine and Vice Chancellor of Academic Affairs of Duke University.

Robert Bertolini	63	2011	Former President and CFO of Bausch and Lomb Incorporated and former Executive Vice President and Chief Financial Officer of Schering-Plough Corp.
Reshema Kemps- Polanco	52	2024	Executive Vice President and Chief Commercial Officer, Novartis US
Deborah T. Kochevar	69	2008
Senior Fellow, The Fletcher School of Law and Diplomacy, Tufts University. Dean Emerita of Cummings School of Veterinary Medicine, Tufts University. Former Provost and Senior Vice President ad interim, Tufts University.

George Llado, Sr.	59	2020	Former Senior Vice President and Chief Information Officer of Alexion Pharmaceuticals, Inc.
Martin W. Mackay	69	2017	Co-Founder and Non-Executive Chair of Rallybio Corporation. Former Chief of R&D, AstraZeneca and Former Chief of R&D, Alexion Pharmaceuticals, Inc.
George E. Massaro	77	2003	Former Vice Chair, Huron Consulting Group, Inc.
Craig B. Thompson	72	2022
President Emeritus, Former President and Chief Executive Officer of Memorial Sloan Kettering Cancer Center. Member of the Sloan Kettering Institute and the Department of Medicine, Memorial Sloan Kettering Cancer Center.

Richard F. Wallman	74	2011	Former Senior Vice President and CFO, Honeywell International, Inc.
Virginia M. Wilson	70	2019	Retired Senior Executive Vice President and Chief Financial Officer, TIAA
Key: AC—Audit Committee; CC—Compensation Committee; CGNC—Corporate Governance and Nominating Committee; SPCAC—Strategic Planning and Capital Allocation Committee; STC—Science and Technology Committee; RAUC—Responsible Animal Use Committee; —Chair; —Member.

Advisory Vote on Executive Compensation
Decisions about executive compensation are made by the Compensation Committee. The Compensation Committee recognizes the importance of establishing clear objectives for our executive compensation program in keeping with our philosophy that our executive compensation program should appropriately align executive compensation with both the short- and long-term performance of the Company.
Charles River shareholders provided strong majority support for our named executives’ compensation at our 2024 Annual Meeting of Shareholders (approximately 95% of shares voted in support of this matter). We attribute this level of support to several long-standing characteristics of our executive compensation program that we believe enhance the performance of the program:
What We Do

✓
Align our executive pay with performance, with a substantial proportion of executive compensation tied to “at risk” elements, including the majority of long-term equity incentive awards granted in performance share units, which are subject to company performance

✓
Maintain a clawback policy on the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws

✓ Set challenging performance objectives	✓ Prohibit hedging and pledging of company shares
✓ Appropriately balance short- and long-term incentives	✓ Retain an independent compensation consultant to advise the Compensation Committee
✓ Align executive compensation with shareholder returns through performance-based equity incentive awards	✓ Include caps on individual payouts in short- and long-term incentive plans
✓ Use appropriate peer groups methodology with revenue regression to size-adjust result to our revenue when evaluating the competitiveness of compensation	✓ Hold an annual “say-on-pay” advisory vote
✓ Maintain meaningful equity ownership guidelines	✓ Maintain a Compensation Committee composed entirely of independent directors
✓ Engage in substantial outreach efforts with our major shareholders to gather feedback, including with respect to executive compensation	✓ Conduct an annual risk assessment of our pay practices
What We Don’t Do
✘ No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	✘ No excessive perquisites
✘ No “single trigger” equity vesting provisions in our current equity award plans	✘ No change-in-control tax gross-ups
Our financial performance in fiscal year 2024 demonstrated resilience and stability while facing stabilizing but lower demand trends, and which resulted in a 1.9% decrease in revenue, a 97.8% decrease in GAAP diluted earnings per share, a 3.3% decrease in non-GAAP diluted earnings per share from continuing operations, and $734.6 million in cash flow relating to operating activities. Please see Appendix A to this Proxy Statement for a reconciliation of our non-GAAP EPS to our GAAP EPS for 2024.
Accordingly, we are asking for shareholder approval of the compensation of our named executives as disclosed in this Proxy Statement.

Corporate Governance Snapshot
The below graphic highlights some of the key elements of our strong governance policies and practices:
✓ Majority voting standard	✓ Expectation of director attendance at 75%+ meetings
✓ Mandatory director retirement age	✓ Proxy access by-law
✓ Annual director and committee assessments	✓ Commitment to ESG principles
✓ Lead Independent Director	✓ Code of Business Conduct and Ethics
✓ Independent Board Committee chairs	✓ Information security risk oversight by Audit Committee
✓ Stock ownership requirements	✓ Corporate strategy and risk oversight by Board
✓ Political Contribution Policy	✓ Clawback Policy
Ratification of Auditors
We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025. Set forth below is a summary of PricewaterhouseCoopers’ fees for services for fiscal years 2024 and 2023.
	2024	2023
Audit fees	$7,059,541	$6,633,855
Audit related fees	1,407,000	1,248,900
Tax fees	873,360	1,080,672
All other fees	402,000	742,125
Total	$9,741,901	$9,705,552
Details regarding these fees can be found on page 79 of this Proxy Statement.
Shareholder Proposal
The Board recommends a vote against a proposal submitted by the People for the Ethical Treatment of Animals.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
to Be Held May 20, 2025

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at the offices of Cooley LLP located at 500 Boylston Street, Boston, MA 02116 on Tuesday, May 20, 2025, at 8:00 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 28, 2024 are being mailed to shareholders on or about April 2, 2025. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2025.
When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted: “FOR” the election of the Board’s nominees as directors, the advisory vote on executive compensation, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2025; and “AGAINST” the shareholder proposal. Proxies submitted via internet voting will be voted in accordance with the directions submitted thereby.
Any proxy given pursuant to this solicitation via mailing a proxy card may be subsequently changed or revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation to our Corporate Secretary at 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by delivering a duly executed proxy bearing a later date. Any shareholder who submitted their proxy via internet voting may subsequently change or revoke the proxy at any time before it is exercised by voting via the internet at a later time. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentences. Shares represented by valid proxies in the form enclosed or submitted via internet voting, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.
If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), or the shareholder proposal (Proposal 4), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 3). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a “broker non-vote” on that matter.
The close of business on March 21, 2025 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 21,

2025, we had 49,115,712 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.
An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by sending an email to the following address: GeneralCounsel@crl.com, or by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a broker, bank or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a legal proxy from your broker, bank or nominee giving you the right to vote these shares at the Meeting, since your broker, bank or a nominee is the record holder). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure that you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first come, first served basis.
The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be paid by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation. We have retained Sodali & Co to assist in the solicitation of proxies at a cost of approximately $16,000 plus reimbursement of expenses.
Votes Required
In accordance with our amended and restated By-laws, a nominee for election as director at the Meeting will be elected if the nominee receives the affirmative vote of a majority of the votes cast with respect to that nominee’s election. Our By-laws require an incumbent director who has been nominated for reelection and fails to receive a majority of the votes cast in an uncontested election to immediately tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (or another committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose its decision within 90 days following certification of the election results. If a director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board.
The affirmative vote of a majority of the votes cast upon the matter is required to constitute the shareholders’ approval with respect to the advisory vote on executive compensation (Proposal 2), the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 3), and the shareholder proposal (Proposal 4) as described in the proxy statement.
Broker non-votes (if applicable) and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a majority of the votes cast on the matter.

PROPOSAL ONE—
ELECTION OF DIRECTORS
Under the By-laws, the number of members of our Board of Directors is fixed from time to time by the Board, but may be increased or decreased either by the shareholders or by the majority of directors then in office, subject to the By-laws. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.
The Board has voted to nominate each of Mr. James C. Foster, Dr. Nancy C. Andrews, Mr. Robert Bertolini, Ms. Reshema Kemps-Polanco, Dr. Deborah T. Kochevar, Mr. George Llado, Sr., Dr. Martin W. Mackay, Mr. George E. Massaro, Dr. Craig B. Thompson, Mr. Richard F. Wallman, and Ms. Virginia M. Wilson for election at the Meeting. There are no family relationships between any of our directors or executive officers.
In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board may recommend in that nominee’s place or the Board may reduce its size. Our Board has no reason to believe that any nominee will be unable or unwilling to serve.
The Board of Directors unanimously recommends a vote “FOR” each of the eleven nominees for election as directors.

 NOMINEES FOR DIRECTORS
The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.
Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
James C. Foster	74
Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992, and Chair in 2000. Mr. Foster has been a director since 1989.
Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the businesses in which we compete, and his lengthy experience with us.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Nancy C. Andrews, M.D., Ph.D	66
Executive Vice President and Chief Scientific Officer at Boston Children’s Hospital since December 2021. Professor in Residence at Harvard Medical School since November 2023. Served as Professor of Pediatrics and Professor of Pharmacology & Cancer Biology at Duke University from 2007 to December 2021 (and the Nanaline H. Duke endowed chair from 2013 to 2020). From 2007 to 2017, Dr. Andrews served as Dean of the Duke University School of Medicine and Vice Chancellor for Academic Affairs at Duke University. From 2003 to 2007, she served as Dean for Basic Sciences and Graduate Studies and Professor of Pediatrics at Harvard University Medical School. From 1999 to 2003, she served as director of the Harvard-Massachusetts Institute of Technology M.D./Ph.D. Program, and the principal investigator of its MSTP grant. From 1993 to 2006, she was a biomedical research investigator of the Howard Hughes Medical Institute. She is a member of the Scientific Advisory Board of Dyne Therapeutics. She is an elected member of the American Academy of Arts and Sciences, the National Academy of Medicine and the National Academy of Sciences, and currently serves as Home Secretary for the National Academy of Sciences. Dr. Andrews previously served on the Executive Committee of the MIT Corporation and as Chair of the Board of Directors of the American Academy of Arts and Sciences. She is a former Chair of the Board of Directors of the Burroughs Wellcome Fund and a former member of the Scientific Management Review Board at the National Institutes of Health. Dr. Andrews also serves on the boards of directors of Novartis International AG and Maze Therapeutics. Dr. Andrews has been a director since February 2020.
Dr. Andrews was selected for the Board in recognition of her distinct perspective as an accomplished physician, scientific researcher, professor, and senior administrator at leading academic institutions and hospitals. She brings to the Board extensive scientific leadership and expertise in oncology, genetics, and pediatric research. Dr. Andrews’ training and experience are particularly suited to understanding and providing insights into the research and development process, which further enhances our position as the partner of choice for our clients’ early-stage drug development programs.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Robert Bertolini	63
President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International, Inc. (n/k/a Bausch Health Companies Inc.)). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting, and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini served as a director of Bristol-Meyers Squibb Company from 2017 to May 2021, of Actelion from 2011 to 2017, and of Indorsia, Ltd., a Swiss public company, from 2017 until May 2020. Mr. Bertolini also previously served as a director of Genzyme Corporation. Mr. Bertolini has been a director since January 2011.
Mr. Bertolini’s qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. He has had responsibility for key financial areas including tax, accounting, and financial asset management, and extensive experience in audit, financial controls, and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing, and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an “audit committee financial expert” under SEC guidelines.

Reshema Kemps-Polanco	52
Reshema Kemps-Polanco is Executive Vice President and Chief Commercial Officer of Novartis US, the U.S. operations of global biopharmaceutical company Novartis AG, responsible for end-to-end commercialization across four therapeutic areas. Ms. Kemps-Polanco returned to Novartis in 2021 as EVP & US Head, Novartis Oncology. Prior to rejoining Novartis, Ms. Kemps-Polanco held several leadership positions at Johnson & Johnson from 2014 until 2021, most recently as President, Janssen U.S. Cardiovascular & Metabolism and Janssen Pharmaceuticals Puerto Rico. Ms. Kemps-Polanco began her pharmaceutical industry career at Novartis in 2012 in sales and held management positions of increasing responsibility. Ms. Kemps-Polanco is a board member of the Healthcare Leadership Council (HLC), a member of the Healthcare Businesswomen’s Association (HBA) Global Advisory Board, and the CEO Roundtable on Cancer. Ms. Kemps-Polanco has been a board member since January 2024.
Ms. Kemps-Polanco was selected for the Board in recognition of her distinct perspective due to her extensive healthcare business leadership knowledge, her deep industry experience at two of the top-10 global pharmaceutical companies, her demonstrated ability to oversee large commercial organizations across multiple therapeutic areas, including sales and marketing expertise, as well as her over 25 years of experience in the life-sciences sector.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Deborah T. Kochevar, D.V.M., Ph.D.	69
Senior Fellow, The Fletcher School of Law and Diplomacy, with a focus on Global One Health and health diplomacy, and Dean Emerita of Cummings School of Veterinary Medicine at Tufts University since 2019. From 2018 until 2019, Dr. Kochevar served as Provost and Senior Vice President ad interim and, from 2006 until 2018, as Dean of Cummings School of Veterinary Medicine at Tufts University. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar serves as a director at Elanco Inc. Dr. Kochevar has been a director since October 2008.
Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and with a deep knowledge base of comparative and translational medicine and complex animal models, Dr. Kochevar’s training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her ongoing involvement in biomedical professional and trade organizations and Global OneHealth.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
George Llado, Sr.	59
Former Senior Vice President and Chief Information Officer (CIO) of Alexion Pharmaceuticals, Inc. As an industry veteran with over 30 years of pharmaceutical business and technology and cyber-security experience, Mr. Llado, through his time at Alexion, contributed to the development and implementation of innovative technology, enabling data-driven insights across Alexion’s R&D, Commercial, Manufacturing Operations and Supply Chain functions. Prior to joining Alexion, Mr. Llado served as Vice President and business line CIO for Merck and Co., where he led the planning and development of IT solutions for the company’s Manufacturing Division. Before that, he was Merck’s Vice President, IT and business line CIO for the Global Commercial Organization and various corporate G&A functions. He led the large-scale merger integration of Merck and Schering-Plough across the IT and Shared Business Services organizations. He also held several other positions of increasing responsibility at Merck, and previously worked at Citibank, N.A. Mr. Llado serves on the Tracelink Inc. and the National Center for Women & Information Technology (NCWIT) Board. He also serves on the Temple Fox Business School IT Advisory Board. Mr. Llado has been a director since October 2020.
Mr. Llado was selected to the Board in recognition of his extensive experience as a senior executive at global companies in the pharmaceutical industry, as well as his technology and cyber-security expertise.

Martin W. Mackay, Ph.D.	69
Dr. Mackay is co-founder, former Chief Executive Officer (2018-2023), former Executive Chair (2023-2024), and current Non-Executive Chair of Rallybio Corporation. From May 2013 to June 2017, Dr. Mackay served as the Global Head of Research & Development at Alexion Pharmaceuticals, Inc. and, from July 2010 to January 2013, Dr. Mackay served as the President of R&D at AstraZeneca PLC, where he led the research and development organization and had overall accountability for delivering new products from its pipeline. Dr. Mackay has served as a director of Novo Nordisk since March 2018 and SpringWorks Therapeutics since 2024. From October 2020 through April 2022, Dr. Mackay served as a director of 5:01 Acquisition Corp. Dr. Mackay has been a director of the Company since July 2017.
Dr. Mackay’s extensive experience leading research and development organizations at both global pharmaceutical and biotechnology companies provides us with a unique combination of expertise.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
George E. Massaro	77
Former Director and Vice Chair of Huron Consulting Group, Inc., a management consulting company from 2010 to 2020. Mr. Massaro was non-Executive Chair of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chair of Huron Consulting Group since June 2004 (Vice Chair since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen LLP’s New England practice from 1998 to 2002. Mr. Massaro also served as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England from 2003 through 2017. Mr. Massaro has been a director since 2003.
Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, and auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an “audit committee financial expert” under SEC guidelines.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Craig B. Thompson, M.D.	72
Former President and Chief Executive Officer of Memorial Sloan- Kettering Cancer Center from 2010 to September 2022. Dr. Thompson continues to oversee a research laboratory at the Sloan Kettering Institute focusing on cellular metabolism and its role in cancer. From 2006 to 2010, Dr. Thompson served as the Director of the Abramson Cancer Center at the University of Pennsylvania School of Medicine, and, from 1999 to 2011, he was a Professor of Medicine and Cancer Biology at the University of Pennsylvania. Dr. Thompson is currently a member of the Board of Directors of Regeneron Pharmaceuticals, Inc., and he previously served on the Board of Directors of Merck & Co. Inc. from 2009 to 2018. He is also a board member of the Howard Hughes Medical Institute, M.D. Anderson Cancer Center, Ohio State University Comprehensive Cancer Center, and a member of the Albert Lasker Medical Research Awards Prize Committee. Dr. Thompson is an elected member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, and the Association of American Physicians. Dr. Thompson holds a number of patents related to immunotherapy and apoptosis and has founded three biotechnology companies, including Agios Pharmaceuticals. Dr. Thompson has been a director since December 2022.
Dr. Thompson was selected to the Board in recognition of his distinct perspective as a highly distinguished academic and educator in medicine as well as his extensive scientific and medical expertise relevant to life science industries, including the research and development activities of our clients. Dr. Thompson’s training and experience is particularly suited to understanding and providing insights into the contract research and drug development support activities we conduct. Dr. Thompson also provides the Board with current industry and medical insights.

Richard F. Wallman	74
From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Roper Technologies, Inc. and CECO Environmental Corp. and in the past five years has served as a member of the boards of Spirit Airlines, Inc., Smile Direct Club, and Extended Stay America. Mr. Wallman has been a director since January 2011.
Mr. Wallman’s leadership experience, including his role as a Chief Financial Officer, and his financial and outside board experience, provide him with an informed understanding of the financial issues and risks that affect us.

Name and Age as of the 2025 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Virginia M. Wilson	70
Retired Senior Executive Vice President and Chief Financial Officer of TIAA, where she was responsible for leading finance and actuarial functions. Prior to joining TIAA in 2010, Ms. Wilson served as Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, leading Wyndham’s finance and technology organizations following its spin-off from Cendant Corporation in 2006. Previously, she served as Cendant’s Executive Vice President and Chief Accounting Officer and also served as Senior Vice President and Corporate Controller of both MetLife, Inc. and Transamerica’s life insurance division. Ms. Wilson began her career at Deloitte and is a Certified Public Accountant. She is a current member of the board of directors of Carrier Global Corporation and a former member of the board of directors of Conduent Incorporated. Ms. Wilson has been a director since October 2019.
Ms. Wilson brings to the Board more than 30 years of financial management experience overseeing the accounting, actuarial, tax, and financial planning and reporting functions at large, multinational organizations. In addition, as a result of her background as a Certified Public Accountant and prior service as a public company Chief Financial Officer, Ms. Wilson qualifies as an “audit committee financial expert” under SEC guidelines.

Nominee Qualifications and Attributes
Our director nominees’ primary skills, qualifications and attributes are highlighted in the following matrix. The matrix is intended as a high-level summary and not an exhaustive list of each director’s skills or contributions to the Board.

	James C. Foster	Nancy C. Andrews	Robert Bertolini	Reshema Kemps-Polanco	Deborah T. Kochevar	George Llado Sr.	Martin W. Mackay	George E. Massaro	Craig B. Thompson	Richard F. Wallman	Virginia M. Wilson
Public Company CEO or CFO	●		●				●			●	●
Industry*	●		●	●		●	●
Senior Business Management	●	●		●	●	●	●	●	●		●
Business Development / Corporate Strategy	●		●		●		●	●		●	●
Finance / Accounting			●					●		●	●
International Business Management	●			●	●	●	●	●			●
R&D / Scientific		●			●		●		●
Information Technology / Digital / Cyber						●					●
ESG					●	●			●
Human Capital Management	●	●			●	●	●
Risk Management	●	●	●		●	●	●	●	●	●	●
Military Veteran				●					●

*
Includes experience in any of the biotechnology, pharmaceutical, medical device, diagnostic device, or manufacturing industries.

Tenure and Age Distribution
In addition to the skills, qualifications and attributes noted above, we believe the composition of our director nominees will ensure a balance of deep knowledge of the Company along with fresh perspectives.
Tenure		Age
Newer Tenured (<5 years)	4	<60 years	2
Medium Tenured (6-10 years)	2	60-70 years	5
Longer Tenured (>10 years)	5	>70 years	4

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Leadership Structure and the Role of the Board of Directors in Risk Oversight
We are led by Mr. James C. Foster, who has served as our President since 1991, our Chief Executive Officer (CEO) since 1992 and Chair of the Board since 2000. Our Board of Directors is currently composed of Mr. Foster and ten directors, each of whom, other than Mr. Foster, is independent. One of our independent directors, currently Mr. George E. Massaro, serves as our Lead Director. It is our current practice that the positions of Chair of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us because it promotes clear accountability, effective decision-making and alignment on corporate strategy. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director. The Lead Director helps to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:
•
establish, with the Chair of the Board, the schedule and agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

•
develop agendas for, and preside over, executive sessions of the Board’s independent directors;

•
assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

•
serve as the principal liaison between the Chair and the independent directors;

•
interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

•
be available, when appropriate, for consultation and direct communication with shareholders;

•
retain outside advisors and consultants who report directly to the Board on Board level issues; and

•
on an annual basis, in consultation with the independent directors, review the Lead Director’s responsibility and authority and recommend for approval any modifications or changes to the Board.

We believe that having a combined Chair/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. The benefit of a combined Chair/CEO role is complemented by the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our Board leadership in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure. The Board believes its risk management processes are well-supported by the current Board leadership structure.
The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving and evaluating regular reports from each committee chair regarding such committee’s consideration and actions, as well as through receiving and evaluating regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic and reputational risks. Such reporting enables the Board to understand our risk identification, management and mitigation strategies. The Company periodically reviews and evaluates its enterprise risk management (ERM) program, subsequently taking steps to further enhance the ERM program, the effect of which is to enhance the Board’s ability to implement its risk oversight responsibilities.
Areas of risk oversight that generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and data privacy) and significant business decisions. The Board satisfies its oversight responsibility through evaluating regular reports from our officers responsible for each of these risk areas, reports from Board committees and related discussions, as well as through periodic progress reports from officers on our critical ongoing initiatives. The Board also consults periodically with outside advisors when it determines necessary.
Each of the Board’s committees oversees the management of our risks that fall within the committee’s areas of responsibility. A description of each committee’s risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The chair of the relevant committee reports on key risks to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Audit Committee and Financial Experts
The Audit Committee met five times in 2024. The current members of the Audit Committee are: Ms. Wilson (Chair) and Messrs. Bertolini, Llado, and Massaro. The Board has unanimously determined that Messrs. Bertolini and Massaro and Ms. Wilson each qualify as “audit committee financial experts” under SEC rules and NYSE standards for financial literacy and expertise. In addition, the Board has determined that each of the members of the Audit Committee is “independent” under the rules of the NYSE and the SEC. The principal responsibilities of the Audit Committee include:
•
engagement of our independent registered public accounting firm;

•
selecting the lead engagement partner at our independent registered public accounting firm;

•
reviewing the plans and results of the audit engagement with our independent registered public accounting firm;

•
approving services performed by, and the independence of, our independent registered public accounting firm;

•
considering the range of audit and non-audit fees;

•
discussing with our independent registered public accounting firm the adequacy of our internal control over financial reporting;

•
reviewing annual and quarterly financial statements and earnings releases; and

•
administering our Related Persons Transaction Policy and approving transactions with related persons in accordance with this policy.

A copy of the Audit Committee Charter is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption.
As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and disclosures, system of internal controls, and operations, including the identification of the primary risks to our business and interim updates of those risks (such as risk exposures related to environmental, social, and governance (ESG) matters), and periodically monitors and evaluates the risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal and related regulatory compliance), financial policies, cash management, and information security (including risks related to the utilization of artificial intelligence tools). The head of our Internal Audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, Chief Accounting Officer, General Counsel and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports, including quarterly reports from the Company’s management Disclosure Committee, regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud and related person transactions.
Compensation Committee
The Compensation Committee met four times during 2024. The current members of the Compensation Committee are: Messrs. Wallman (Chair), Massaro, Ms. Kemps-Polanco, and Ms. Wilson. The Board has determined that each of the members of the Compensation Committee is “independent” under the rules of the NYSE and the SEC. The responsibilities of the Compensation Committee include:
•
review and approval of our compensation and benefits designs and programs generally for competitiveness and/or material changes as it relates to the total compensation packages of our executive officers and senior vice presidents, including the review and recommendation of any incentive-compensation and equity-based plans that are subject to Board approval;

•
review and approval of the compensation of our Chief Executive Officer and each of our executive officers (and is consulted with regard to senior vice presidents), including any long-term incentive component of each executive officer’s compensation;

•
review and approval of the terms and conditions of employment, including compensation, as a result of any succession changes as determined by the board;

•
review and assessment of risks arising from our employee compensation policies and practices; and

•
administering the clawback policy, in collaboration with the Corporate Governance and Nominating Committee.

The Compensation Committee is responsible for oversight of risks arising from our employee compensation policies and practices. As part of its charter and as required by the SEC, the Compensation Committee prepares the Compensation Committee Report to be included in our annual report on Form 10-K or annual proxy statement. The Compensation Committee also reviews and discusses our Compensation Discussion and Analysis which is included in this Proxy Statement on pages 41-57.
As discussed below under “Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process”, other than Mr. Foster and Ms. Victoria Creamer, Corporate Executive Vice President and Chief People Officer, none of our executive officers plays a significant, ongoing role in assisting the Compensation Committee in setting executive compensation. The Compensation Committee also administers our equity incentive plans other than with respect to grants to our non-employee directors. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption.
To assist it in satisfying its oversight responsibilities, the Compensation Committee has retained an independent compensation consultant, and meets both regularly and periodically as needed with management to understand the financial, human resources, and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee Chair also interacts regularly with management and the Compensation Committee’s outside consultants. In addition, at the direction of the Compensation Committee, the Human Resources, Legal and Internal Audit functions annually conduct a review of our overall compensation programs.
The Compensation Committee engaged Pay Governance, LLC (Pay Governance) as its independent compensation consultant to advise the Compensation Committee on matters related to 2024 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, regularly attending Compensation Committee meetings and other topics as the Compensation Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee. With respect to fiscal year 2024 compensation determinations, Pay Governance specifically assisted in the following:
•
evaluating and recommending adjustments to our peer groups;

•
benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2024, including providing executive compensation insights and market trends;

•
performing initial and ongoing calculations related to PSU grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers;

•
assisting with the calculations of compensation information to be included in our Proxy Statement, including requirements for pay versus performance disclosure;

•
providing assistance in reviewing the Compensation Discussion & Analysis;

•
providing analyses related to the Company’s long-term incentive structure and design compared to market practice;

•
providing advice with respect to the Committee’s analysis of director compensation, including competitive market data; and

•
providing assistance in understanding the executive compensation market trends and the perspective of institutional shareholders and proxy advisors.

For more information on the input Pay Governance provided to our fiscal year 2024 compensation determinations, please see “Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process” on pages 47-48 of this Proxy Statement.
Except as described above, in 2024 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. Any significant Pay Governance fees outside of the normal scope of work are approved for payment by the Compensation Committee chair.
Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Compensation Committee took that information into account in concluding that there was no conflict of interest. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee met two times during 2024. The current members of the Corporate Governance and Nominating Committee are: Drs. Kochevar (Chair) and Andrews, Mr. Llado, and Ms. Wilson. The Board has determined that each of the members of the Corporate Governance and Nominating Committee is “independent” under the rules of the NYSE. The responsibilities of the Corporate Governance and Nominating Committee include:
•
to make recommendations to the Board on all matters relating to the Board and Board Committee nominees, including oversight of searches for and identification of qualified candidates for membership on the Board, criteria for Board and Board Committee membership, review of Board and Board Committee composition, review of the service of all directors on boards of other public companies, rotation of committee members and chairs, and any other factors set forth in our Corporate Governance Guidelines;

•
to review and approve director compensation (including equity-based compensation) and director orientation and continuing education; and

•
to develop and oversee compliance with our Corporate Governance Guidelines and Code of Business Conduct and Ethics (the Code), including oversight of our program relating to corporate responsibility and sustainability (including ESG matters) and oversight of our engagement efforts with stockholders and other key stakeholders.

The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent that any of these could affect our operations and strategic decisions.
A copy of the Corporate Governance and Nominating Committee Charter, the Corporate Governance Guidelines, and the Code is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption. The Corporate Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines and the Code and recommends any changes to the Board for approval.
Board Evaluations
The Corporate Governance and Nominating Committee conducts a multi-part evaluation process each year, which most recently consisted of: (1) a full Board evaluation, (2) evaluations of each committee, (3) director self-assessments, and (4) peer-to-peer director evaluations. The purpose of this process is to determine whether the Board and the committees are functioning effectively. For 2024, the Board and committee evaluations were conducted by a combination of written questionnaires and one-on-one interviews conducted by the Lead Director (in consultation with the chair of the Corporate Governance and Nominating Committee). The performance criteria for each committee is based on the responsibilities of the committee as set forth in its respective charter. The performance assessment also addresses factors such as each director’s meeting attendance, core competencies, independence, and level of commitment. Upon completion of this evaluation process for the most recent year, the Corporate Governance and Nominating Committee reported its conclusions to the full Board. On a regular basis, the Corporate Governance and Nominating Committee reviews the evaluation process to determine if changes or enhancements should be made. Following the most recent evaluation process, the Board identified important areas of focus during the upcoming year. We intend to utilize an external facilitator in conjunction with our board and committee evaluation process periodically.
Director Candidates
The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for directors. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected. For the purposes of succession planning, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee’s background, board experience, industry experience, independence, financial expertise and other relevant information, and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Corporate Governance and Nominating Committee and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate instead, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our By-laws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below under “—Board Nomination Process” as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. Whether the nominee is recommended by a shareholder or the Board, there is no difference in the manner in which the Corporate Governance and Nominating Committee evaluates nominees.
Finance Committee
The Finance Committee was dissolved in February 2025. Its responsibilities will be reallocated to the Audit Committee and the Strategic Planning and Capital Allocation Committee.

The Finance Committee met one time in 2024. The members of the Finance Committee were: Mr. Wallman (Chair) and Dr. Mackay. The Finance Committee was responsible for:
•
assisting the Board in providing ongoing, broad-based guidance and input to management regarding opportunities to enhance finance systems and practices and to promote heightened levels of financial performance and efficiency;

•
reviewing and making recommendations to enhance the finance systems and practices used to support our portfolio of business;

•
reviewing our finance policies and practices; and

•
reviewing and making recommendations on matters pertaining to the finance systems and practices required to support our long-term business objectives and strategic plan.

Responsible Animal Use Committee
The Responsible Animal Use Committee met two times in 2024. The current members of the Responsible Animal Use Committee are: Drs. Mackay (Chair), Andrews, Kochevar, and Thompson, and Mr. Foster. The Responsible Animal Use Committee was created in 2023 to assist and advise with respect to the Company’s impact on responsible animal utilization, and is responsible for reviewing, evaluating, and advising the Board and Company management regarding:
•
the Company’s impact on responsible animal utilization, including the Company’s progress in developing, investing in and/or acquiring the scientific and technological resources and expertise required to appropriately reduce the impact of animals in Company operations;

•
the Company’s efforts to ensure effective governance and oversight of responsible animal utilization practices and operating standards of care; and

•
the Company’s stakeholder messaging on these matters.

Science and Technology Committee
The Science and Technology Committee met three times during 2024. The current members of the Science and Technology Committee are: Drs. Andrews (Chair), Kochevar, Mackay and Thompson, and Mr. Llado. The Science and Technology Committee is responsible for:
•
identifying and discussing significant emerging trends and issues in research and development and science and technology;

•
reviewing, evaluating, and advising the board regarding our technology and scientific programs and initiatives;

•
reviewing, evaluating, and advising the Board on progress in developing and/or acquiring the scientific and technological resources and expertise required to achieve our long-term strategic goals and objectives;

•
reviewing and making recommendations to the Board on our internal and external investments in science and technology;

•
reviewing our approaches to acquiring and/or gaining access to a range of distinct science and technology resources; and

•
reviewing, evaluating, and advising the Board regarding the Company’s assessment of the risks and benefits associated with technologies in which we are currently or potentially investing, or those that represent a significant portion of our research and development efforts.

Strategic Planning and Capital Allocation Committee
The Strategic Planning and Capital Allocation Committee met five times during 2024. The current members of the Strategic Planning and Capital Allocation Committee are: Messrs. Bertolini (Chair), Foster, Wallman, Dr. Thompson, and Ms. Kemps-Polanco. The Strategic Planning and Capital Allocation

Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. The Strategic Planning and Capital Allocation Committee is responsible for review of:
•
matters pertaining to our portfolio of business;

•
major acquisitions and capital investment projects;

•
our capital structure and material financial strategies;

•
our derivatives and hedging strategies (in coordination with the Audit Committee);

•
our investment policies and practices, including requirements for major acquisitions and divestitures, collaborations and joint ventures;

•
matters pertaining to our long-term business objectives and strategic plan development, including making recommendations for the Board for approval; and

•
our dividend and share repurchase policies and programs and other strategies to return capital to stockholders (subject to consideration and implementation, if any).

Board Nomination Process
The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Having a range of business background, area of expertise, skills, educational background, demographic characteristics, industry, and geography are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate’s professional experience and personal accomplishments; the candidate’s independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate’s ability to function as a member of a collaborative group; and the candidate’s understanding of the Board’s governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for reelection, the director’s past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, using the same process it follows for other candidates. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. If nominations are being made instead, then pursuant to our By-laws, nominations for directors at the Annual Meeting of Shareholders must meet the requirements under our By-Laws, and must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled “Shareholder Proposals for 2026 Annual Meeting”.
Meeting Attendance
All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. Ten of the eleven members of the Board serving at that time attended the 2024 Annual Meeting of Shareholders. During 2024, there were seven meetings of the Board. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2024.

Other Board Service
Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director’s employer). Members of the Audit Committee generally may not serve on more than three publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.
Contacting the Board of Directors
In order to provide shareholders and other interested parties with a direct and open line of communication to the Board, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the Lead Director, any other directors or the independent members of the Board as a group through our Lead Director, Mr. Massaro, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential, if requested, and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director’s duties and responsibilities as a board member may be excluded by the Corporate Secretary, including solicitations and advertisements, junk mail, product related communications, job referral materials such as resumes, surveys and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.
2024 DIRECTOR COMPENSATION
We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Linking a portion of their compensation to stock aligns the interests of directors with the interests of shareholders. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill levels required by us of members of the Board.
The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 28, 2024. Please note that Mr. Foster receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table located on page 58 of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Reshema Kemps-Polanco(1)	83,958	165,010	165,010	—	413,978
George E. Massaro	115,000	127,750	127,750	—	370,500
Richard F. Wallman	105,000	127,750	127,750	—	360,500
Robert Bertolini	90,000	127,750	127,750	—	345,500
Virginia M. Wilson	90,000	127,750	127,750	—	345,500
Nancy C. Andrews	85,000	127,750	127,750	—	340,500
Deborah T. Kochevar	85,000	127,750	127,750	—	340,500
Martin Mackay	85,000	127,750	127,750	—	340,500
George Llado, Sr	70,000	127,750	127,750	—	325,500
Craig B. Thompson	65,000	127,750	127,750	—	320,500

(1)
Amounts include cash and equity compensation paid to Ms. Kemps-Polanco to reflect her services to the Board beginning upon her election in January 2024.

(2)
Reflects the aggregate dollar amount of all fees paid for services as a director, including annual retainer fees, committee, and/or committee chair fees. A description of the applicable fees can be found in the narrative below this table. For the following directors, each elected to receive all of their cash retainers in the form of an equivalent value of restricted stock units (RSUs) instead of cash: Mr. Bertolini, Ms. Kemps-Polanco, Mr. Llado, Dr. Mackay, and Mr. Wallman.

(3)
Amounts reflect (a) the grant date fair value of the RSUs granted to directors in fiscal year 2024 as part of their annual equity grant in May 2024, and (b) RSUs granted to Ms. Kemps-Polanco in connection with her joining the Board in January 2024, in all instances computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. See Item 8 “Financial Statements and Supplementary Data—Note 1 to our Consolidated Financial Statements” and Item 8 “Financial Statements and Supplementary Data—Note 15 to our Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 28, 2024, each then current director held the aggregate number of unvested RSUs as follows: Dr. Andrews—559 Mr. Bertolini—953, Ms. Kemps-Polanco—844, Dr. Kochevar—559, Mr. Llado—865, Dr. Mackay—931 Mr. Massaro—559, Dr. Thompson—559, Mr. Wallman—1,019, and Ms. Wilson—559.

(4)
Amounts reflect (a) the grant date fair value of directors’ stock options granted in fiscal year 2024 as part of their annual equity grant in May 2024, and (b) stock options granted to Ms. Kemps-Polanco in connection with her joining the Board in January 2024, in all instances computed in accordance with FASB ASC Topic 718, and calculated using the Black-Scholes valuation model utilizing our assumptions. See Notes 1 and 15 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 28, 2024, each then current director held the aggregate number of option awards as follows: Dr. Andrews—8,825, Mr. Bertolini—8,252, Ms. Kemps-Polanco—1,710, Dr. Kochevar—5,713, Mr. Llado—6,704, Dr. Mackay—8,182, Mr. Massaro—5,713 Dr. Thompson—3,572, Mr. Wallman—8,252, and Ms. Wilson—8,252.

(5)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

In 2024, we paid each non-employee director an annual base cash fee of $65,000 for service as our director. Members of the Audit Committee were paid an additional annual cash fee of $5,000 in recognition of the additional meetings the Audit Committee holds. Additional cash fees are paid to the Lead Director ($45,000), Chair of the Audit Committee ($25,000), Chair of the Compensation Committee ($20,000), Chair of the Corporate Governance and Nominating Committee ($20,000), Chair of the Finance Committee ($20,000), Chair of the Responsible Animal Use Committee ($20,000), Chair of the Science and Technology Committee ($20,000), and Chair of the Strategic Planning and Capital Allocation Committee ($20,000) for their added responsibilities. No additional fees are paid for attending meetings of the Board or any committee of the Board. We reimburse expenses incurred by directors in attending meetings of the Board of Directors and of its respective committees.
The Board believes there is a greater opportunity for alignment of the Board’s compensation structure with the interests of the Company’s shareholders in creating sustained, long-term value by affording the Company’s independent directors the opportunity to receive all or a significant percentage of their compensation in the form of RSUs, with the ability to defer receipt of those RSUs for an extended period of time. Accordingly, (1) directors are permitted to elect in advance to receive their annual cash fees in the form of equivalent value RSUs; and (2) we have established the Charles River Laboratories International, Inc. Non-Employee Directors Deferral Plan, which allows directors, if they so choose, to defer receipt of all or a portion of their RSUs for up to a period of five years or may elect to defer them upon retirement from the Board.
Our non-employee director equity compensation policy for each unaffiliated non-employee director provides for (1) equity having an intended value of approximately $255,500 on the first day of the month following his or her initial election or appointment to the Board; provided, however, that the value of the equity award will be paid pro rata based on the number of months that have elapsed during the Board term, and (2) equity having an intended value of approximately $255,500 on an annual basis following our annual meeting of shareholders. In fiscal 2024, equity grants were issued half in restricted stock or RSUs and half in the form of stock options (utilizing Black-Scholes pricing models).
Under our shareholder-approved Amended and Restated 2018 Incentive Plan, in a single year, no non-employee director may receive equity awards with a grant date fair value that, when combined with any cash or other compensation granted in the same year, exceeds an aggregate amount of $800,000 (excluding the aggregate grant date fair value of any initial award made to such non-employee director upon his or her initial election or appointment to the Board, which will not exceed $600,000).
Director Stock Ownership Requirement
In order to further align the interests of directors and shareholders, the Board has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Corporate Governance Guidelines, we require that each director own a minimum number of shares of vested Company stock with a value equivalent to five (5) times the annual cash retainer that such director is eligible to receive during his or her then current term as a member of the Board. Newly elected directors have five (5) years from election to comply with the new requirement, and in the interim the prior requirement is applicable. Board members who are subject to third party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors who have served at least three years on the Board are in compliance with the prior holding requirement.
OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES
We remain committed to environmental, social and governance (ESG) principles. As a company, we recognize that the way in which we do business influences the results we seek to achieve. Accordingly, we strive to promote and support business practices that are environmentally sustainable, socially conscious and aligned with strong corporate governance practices. In addition to the below, more details regarding our commitment to ESG principles can be found in our Corporate Citizenship Report, which is published biennially and available on our website at www.criver.com under the “Investor Relations—Corporate Citizenship” caption.
ESG Oversight
Execution of the Company’s ESG strategy is overseen by the Company’s senior management team. In 2022, we adopted centralized responsibility and oversight of all ESG governance functions under an ESG Governance Council, which is a cross-functional senior leadership steering committee that is responsible for integrating our ESG strategy with overall business strategy, including visibility, oversight, risk identification and management, disclosures, and metrics. The ESG Governance Council is led by Ms. Birgit Girshick, our Chief Operating Officer (COO), who reports regularly to the CEO, Board, and Board Committees. The Council met four times in 2024 to discuss relevant ESG priorities.
Our full Board generally oversees the Company’s ESG goals and objectives and supports the implementation of the Company’s ESG priorities. Specific ESG topics are overseen by the Board committee responsible for the subject matter. For example, the Corporate Governance and Nominating Governance Committee has oversight responsibility for the corporate governance aspects of ESG, such as oversight of our program relating to corporate responsibility/corporate governance and sustainability, including ESG matters; and the Audit Committee generally oversees risk exposures related to ESG. ESG-related matters are regularly part of the Board’s agenda.
Environment, Health, Safety and Sustainability (EHS&S)
Our vision is to embed working safely and sustainably into everything we do and every decision we make. Our approach to EHS&S continuously evolves and expands with our global footprint and is guided by our Global Policy on Safety & Sustainability, which also emphasizes our commitment to compliance with applicable EHS&S regulations globally. We rely upon our EHS&S Strategic Plan to provide a roadmap to help us to achieve world-class EHS&S performance. The EHS&S Strategic Plan consists of eight strategic priorities, as well as two cornerstones: (1) integrating our EHS&S strategy into our broader business strategy and (2) integrating the vision of working safely and sustainably into our culture. EHS&S programs and initiatives are tied to our EHS&S Strategic Plan, with the aim of moving toward world-class EHS&S performance.
Governance. The Global EHS&S Group provides leadership, guidance, technical expertise, and oversight while facilitating the integration of EHS&S into our business processes, by aligning EHS&S initiatives to business goals and continually monitoring and evaluating our EHS&S performance. We have also initiated an EHS&S Advisory Council, which includes a designated business leader from each of our business units. The EHS&S Advisory Council meets quarterly to ensure EHS&S and business strategies are aligned.
Team EHS&S. We utilize a collaborative management approach where the Global EHS&S Group solicits feedback and suggestions from our site-based EHS&S leaders, and have developed forums to share tools, resources, and best practices to advance our EHS&S efforts.
Responsible Supply Chain Management. We are dedicated to sustainable and responsible supply chain management and we encourage the development and participation of all capable material and service suppliers. We consider our suppliers, contractors, consultants, and agents as a part of the Charles River team, and we rely on them to help us accomplish both our business and EHS&S objectives.
Leverage Technology. We believe that optimizing processes and leveraging technology is a key component to operating more efficiently. We currently use resource tracking software to manage our energy and GHG emissions data and are working to obtain more robust site waste and water data via this tool to help determine our environmental footprint. We have also implemented an EHS&S Management Information System software solution that allows us to more efficiently manage our Incidents, Permits and Licenses, Audits and Inspections, and Occupational Health.
Metrics. We focus on select key performance indicators—both leading and lagging—to track, measure, and manage our progress to achieve world-class EHS&S performance. As part of integrating working safely and sustainably into how we do business, EHS&S performance is included in our quarterly business reviews. For example, from a baseline of 2018, we have committed to a 50% reduction in GHG emissions from global Charles River facilities (Scope 1 and 2 emissions) by 2030, as well as a 15% reduction in value chain GHG emissions (Scope 3) by 2030. Our Greenhouse Gas (GHG) emission reduction goals are approved by the Science Based Targets Initiative (SBTi) and are in line with the Paris Climate Agreement and the United Nations Sustainable Development Goals.
Performance Assurance. We have two focus areas for EHS&S performance assurance: (1) maintaining our globally consistent operating framework that includes Global EHS&S Business Guidelines and (2) maintaining our EHS&S assessment program that assesses our facilities’ EHS&S programs against this framework and applicable regulatory standards.
Communications. We inform employees of goals, progress, and achievements via Company newsletters, the Company intranet site, town hall meetings, CEO videos, Earth Day communications, and other messaging throughout the year. More detailed Team EHS&S communications include sharing best practices with EHS&S team members during quarterly Global EHS&S Council meetings and via our EHS&S intranet site.
Sustainable Design. Sustainable Design has become an integral component of our business strategy and informs the way we design and build both new facilities and those that we are retrofitting or remodeling. Global engineering teams, project managers, and key external architectural and engineering partners are trained in and support the incorporation of our tenets into all Sustainable Design projects, including energy efficiency, fossil fuel reduction, water conservation, waste minimization, and safety. We also launched a project management and sustainability program in 2025 to identify and implement sustainable projects within our operations.
Human Capital Management
We bring together world-class scientists and talent from around the globe to serve our clients and create healthier lives. Charles River’s efforts to attract talent, develop our people, and foster a sense of belonging are an integral part of our people strategy. Operating in 130 sites and in over 20 countries worldwide, we believe in treating our employees and prospective talent with dignity, decency, and respect as outlined in our Human Rights Statement (available on our website at www.criver.com).
Our People Strategy is built on Three Pillars that enable our exceptional employee experience and distinctive culture:
•
Connect to our Purpose—Connecting our people to each other, to their roles, and to the organization based on the positive impact we are having on human and animal health, within our communities and with each other.

•
Energize, Grow and Develop—Ensuring our colleagues are provided with opportunities for continuous learning and development, growing their skills, and reaching their goals.

•
Make a Difference—Creating an environment where every person can contribute fully to deliver on business commitments at the highest standards, with a focus on quality, appreciation and recognition.

Our values—Care, Lead, Own, Collaborate—serve as the foundation for our distinctive culture. Our CRL DNA are the behaviors based on these values that steer us to make decisions, grow future leaders, care for our people, and pave the way for continued success.
Belonging, Community and Social Impact
As a global organization, we know that building teams with varying backgrounds and perspectives strengthens our business, increases our ability to innovate, and deepens our impact on healthcare.
We are focused on creating an environment where every employee feels valued, recognized, and supported. We do this by celebrating our differences; hosting monthly sessions on belonging; and offering eleven distinct Employee Resource Groups that are open to all employees and have attracted more than 4,000 members.
At Charles River, we seek the best talent from a broad pool of candidates and provide opportunities for our people to grow, develop their talents, and contribute fully. We routinely benchmark our systems and processes to ensure we treat all of our employees fairly and without discrimination.
We believe in connecting our people with the communities we serve, we do this through both our time and philanthropic giving, building long-term partnerships, and investing in Science, Technology, Engineering, and Math (STEM) Education for the future generation of scientists. Our goal is to create positive, lasting social impact in the communities where we live and work.
Our goal is to be best in class, and we do so by engaging our people, enhancing career development, prioritizing employee well-being, investing in our total compensation package, and regularly analyzing data and feedback from our people. In addition to pay equity audits in countries where they are legally required, we conduct a biennial pay assessment on a global scale and take corrective action where appropriate as part of our continuing efforts to be competitive in the marketplace.
Community Involvement
At Charles River, we are proud to be the difference in our local communities across our three priority Community Areas of Focus:
•
Thriving Communities—Increasing access to basic human services

•
Science, Technology, Engineering, and Math (STEM) Education—Inspiring the next generation of scientists and difference-makers

•
Health Outcomes—Championing disease education and awareness

We believe that a healthier future belongs to us all, and we invest and serve our communities through both our time and philanthropic giving.

Corporate Governance
We are committed to operating our business with integrity and accountability. We meet independence standards established by the NYSE and the SEC. Each member of our Board, other than Mr. Foster (who is also our Chief Executive Officer) is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors.
Our Board adheres to our Corporate Governance Guidelines and the Code, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board) of alleged accounting and auditing concerns or violations, including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to support our public reporting. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption.
Reports and documents on our corporate website are not incorporated by reference into this Proxy Statement. Some of these reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time, and we undertake no obligation to update them, except as required by law.

Corporate Governance Snapshot
Below is a summary of some of the key elements of our strong governance policies and practices:

✓
Majority voting standard
in uncontested director elections with a mandatory resignation policy that requires incumbent director nominees to submit a resignation that becomes effective upon the failure to receive a majority vote and the Board’s acceptance of the resignation

✓ Expectation of director attendance with all directors attending over 75% of Board and respective Committee meetings in 2024
✓ Mandatory director retirement age of 75 with grandfather provision permitting any director who was a member of the Board as of December 17, 2019, to retire at age 78		✓ Proxy Access provision in our by-laws by which eligible stockholders may nominate director candidates for inclusion in our proxy statement and proxy card
✓ Annual director and committee assessments to ensure that the Board and its Committees are performing effectively and in the best interests of the Company and its stockholders
✓
Commitment to ESG principles
through which we strive to promote and support business practices that are environmentally sustainable, socially conscious and aligned with strong corporate governance practices, including Board oversight of ESG risk

✓
Lead Independent Director
to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests

✓
Code of Business Conduct and Ethics
that outlines the laws and policies that apply to our business, as well as an individual’s responsibilities for maintaining a positive and ethical work environment and our resources for issues involving legal compliance or ethical business conduct

✓ Independent Board Committee Chairs to provide independent oversight of each Committee		✓ Information security risk oversight by Board (Audit Committee)
✓ Corporate strategy and risk oversight by Board, which oversees the process and performs this oversight role using several different levels of review
✓
Political Contribution Policy
that, among other things, prohibits the use of Company resources: to fund or support political parties, officials or candidates without prior approval from CEO, CFO, and General Counsel; and for employees’ personal political activities

✓ Stock Ownership Requirements require our executive officers and directors to hold shares as follows:
✓
Clawback Policy
on the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws.

Position	Stock Ownership Requirement
Director	5x cash retainer
CEO	6x base salary
Direct Reports to CEO	3x base salary
Senior Vice President (not reporting to CEO)	2x base salary
Vice President	1x base salary

Code of Business Conduct and Ethics
All of our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board, are required to abide by our global Code. Our Code outlines the key laws and policies that apply to our business, as well as an individual’s responsibilities for maintaining a positive and ethical work environment, and our resources for issues involving legal compliance or ethical business conduct. The Code is the foundation of our comprehensive Legal Compliance program, a global function that helps promote compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and an abiding belief in the importance of the integrity of our employees. Our Code, together with related policies and procedures, covers areas of legal and professional conduct, including employment policies, conflicts of interest, intellectual property, data privacy and the protection of confidential information, as well as adherence to all laws and regulations applicable to the conduct of our business.
Employees are required to report any conduct that they believe to be an actual or apparent violation of the Code. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The full text of our Code is available on our website at www.criver.com, under the “Investors—Corporate Governance” caption. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.
Director Qualification Standards; Director Independence
Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and limit the scope of commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm’s length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption, within our Corporate Governance Guidelines.
The Board has determined that ten of the eleven directors standing for reelection to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer.
In the course of the Board’s determination of the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, the Board evaluated:
•
for each of our non-employee directors, the annual amount of sales to and/or purchases from any organization of which he or she serves as an executive officer; and

•
for Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution of which she serves as Dean Emerita and Senior Fellow. In 2024, this included approximately $1.1 million in arms-length sales from the Company to Tufts University for Research Models and Services and approximately $24,000 in payments the Company made to Tufts University pursuant to a longstanding royalty arrangement established in 1996 that predates Dr. Kochevar’s relationship with either Tufts or the Company.

In all such evaluations as to independent directors, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenue of each of those organizations in the most recently completed fiscal year.
In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations of which he or she serves as an officer, director or trustee, and determined that our contributions constituted less than the greater of (1) $1 million or

(2) two percent (2%) of such organization’s total annual gross revenue in each of the organization’s last three completed fiscal years.
In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non- employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution (other than any such charitable institution with which the Company has no transactions, relationships, or arrangements), you are directed to their biographies adjacent to their pictures above in this Proxy Statement.
The independent members of the Board typically meet in executive session following each regularly scheduled meeting of the full Board and, as they determine necessary, following meetings of our Board committees. Our Lead Director, Mr. Massaro, leads executive sessions of the Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth the number of outstanding shares of common stock beneficially owned and the percentage of total shares outstanding as of March 21, 2025 by:
•
each person known to us to be the beneficial owner of more than 5% of the then-outstanding common stock;

•
each director and named executive; and

•
all of our directors and executive officers as a group.

The numbers of shares of stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by May 20, 2025 (60 days after March 21, 2025) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.
Name	Number of Shares Beneficially Owned as of March 21, 2025	Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	5,980,236(1)	12.2%
BlackRock, Inc.	4,238,497(2)	8.6%
Wellington Management Group LLP	3,740,768(3)	7.6%
Named Executives
James C. Foster	312,659(4)	*
Flavia H. Pease	15,098(5)	*
Victoria Creamer	21,767(6)	*
Birgit Girshick	61,254(7)	*
Joseph W. LaPlume	21,223(8)	*
Non-Employee Directors
Nancy C. Andrews	11,843(9)	*
Robert Bertolini	41,054(10)	*
Reshema Kemps-Polanco	2,724(11)	*
Deborah T. Kochevar	13,607(12)	*
George Llado, Sr.	10,053(13)	*
Martin Mackay	20,713(14)	*
George E. Massaro	11,568(15)	*
Craig B. Thompson	5,039(16)	*
Richard F. Wallman	20,638(17)	*
Virginia M. Wilson	12,217(18)	*
All current executive officers and directors as a group (16 persons)	621,783(19)	1.3%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 0 shares, sole dispositive power with respect to 5,767,280 shares, shared voting power with respect to 62,914 shares and shared dispositive power with respect to 212,956 of the shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. BlackRock has sole voting power with respect to 3,854,167 shares and sole dispositive power with respect to 4,238,497 shares reported in the table. The address of BlackRock is 55 Hudson Yards, New York, New York 10001.

(3)
The information reported is based on a Schedule 13G filed with the SEC on November 8, 2024 in which each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (collectively, “Wellington”) reported that Wellington has sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 3,366,854 shares, and shared dispositive power with respect to 3,740,768 shares. The address of Wellington is 280 Congress Street, Boston, Massachusetts, 02110.

(4)
Includes 61,949 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 21, 2025.

(5)
Includes 8,188 shares of common stock subject to options held by Ms. Pease that are exercisable within 60 days of March 21, 2025 and 2,593 RSUs that vest within 60 days of March 21, 2025.

(6)
Includes 9,734 shares of common stock subject to options held by Ms. Creamer that are exercisable within 60 days of March 21, 2025.

(7)
Includes 14,847 shares of common stock subject to options held by Ms. Girshick that are exercisable within 60 days March 21, 2025.

(8)
Includes 12,844 shares of common stock subject to options held by Mr. LaPlume that are exercisable within 60 days of March 21, 2025.

(9)
Includes 8,825 shares of common stock subject to options held by Dr. Andrews that are exercisable within 60 days of March 21, 2025 and 559 RSUs held by Dr. Andrews that vest within 60 days of March 21, 2025.

(10)
Includes 8,252 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 21, 2025 and 953 RSUs held by Mr. Bertolini that vest within 60 days of March 21, 2025.

(11)
Includes 1,710 shares of common stock subject to options held by Ms. Kemps-Polanco that are exercisable within 60 days of March 21, 2025 and 844 RSUs held by Ms. Kemps-Polanco that vest within 60 days of March 21, 2025.

(12)
Includes 5,713 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 21, 2025 and 559 RSUs held by Dr. Kochevar that vest within 60 days of March 21, 2025.

(13)
Includes 6,704 shares of common stock subject to options held by Mr. Llado that are exercisable within 60 days of March 21, 2025 and 865 RSUs held by Mr. Llado that vest within 60 days of March 21, 2025.

(14)
Includes 8,182 shares of common stock subject to options held by Dr. Mackay that are exercisable within 60 days of March 21, 2025 and 931 RSUs held by Dr. Mackay that vest within 60 days of March 21, 2025.

(15)
Includes 5,713 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 21, 2025 and 559 RSUs held by Mr. Massaro that vest within 60 days of March 21, 2025.

(16)
Includes 3,572 shares of common stock subject to options held by Dr. Thompson that are exercisable within 60 days of March 21, 2025 and 559 RSUs held by Dr. Thompson that vest within 60 days of March 21, 2025.

(17)
Includes 8,252 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 21, 2025 and 1,019 RSUs held by Mr. Wallman that vest within 60 days of March 21, 2025.

(18)
Includes 8,252 shares of common stock subject to options held by Ms. Wilson that are exercisable within 60 days of March 21, 2025 and 559 RSUs held by Ms. Wilson that vest within 60 days of March 21, 2025.

(19)
Includes 180,553 shares of common stock subject to options exercisable within 60 days of March 21, 2025. None of the 621,783 shares reflected have been pledged as security.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders:
2018 Incentive Plan	708,779	$231.19	2,786,836
Equity compensation plans not approved by security holders	—	—	—
Total	708,779(1)	—	2,786,836(2)

(1)
None of the options outstanding under any of our equity compensation plans include rights to any dividend equivalents (i.e., a right to receive from us a payment equal to dividend payments received by holders of our common stock or our other equity instruments).

(2)
The 2018 Incentive Plan utilizes a fungible pool concept where each share issued in connection with awards that do not have option-like features (full-value awards) is counted as 2.3 units and each share issued that is subject to options, stock appreciation rights, and other awards that expire no more than seven years from the date of grant is counted as 1.0 unit against the overall reserved and available shares.

The following table provides additional information regarding the aggregate issuances under our existing equity compensation plans as of December 28, 2024:
Category	Number of securities outstanding	Weighted average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted stock/units outstanding(1)	492,956	$—	—
Total number of options outstanding(2)	708,779	$231.19	4.95
Total number of performance share units outstanding(3)	293,853	$—	—

(1)
For purposes of this table, only unvested restricted stock units as of December 28, 2024 are included. This number does not incorporate the 2.3 fungible ratio.

(2)
For purposes of this table, only options outstanding as of December 28, 2024 are included.

(3)
For purposes of this table, reflects currently projected potential maximum payouts of outstanding 2023 PSUs and target payouts of outstanding 2024 PSUs, taking into account the impact of non-GAAP EPS performance on both grants. This number does not incorporate the 2.3 fungible ratio.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors, and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 28, 2024, our officers, directors, and such beneficial owners complied with all applicable Section 16(a) filing requirements, except that, on November 12, 2024, a Form 4 for Mr. Wallman reporting a gift of 4,540 shares was filed late due to an administrative oversight.
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In 2024, our shareholders approved the Board of Directors’ recommendation that we conduct an advisory vote on executive compensation on an annual basis. Accordingly, Proposal Two requests shareholder approval of the 2024 compensation of our named executives as disclosed in this Proxy Statement. Following the vote on this proposal, the next say-on-pay vote will occur in connection with the Company’s 2026 annual meeting.
In fiscal year 2024, biopharmaceutical clients intensified their actions around restructuring initiatives and reprioritized their drug development programs, leading to constrained budgetary spending. The uncertainty from a combination of a macroeconomic slowdown, pending patent expirations, and the impact of the Inflation Reduction Act (IRA) on drug pricing had led to significant cost-cutting measures by our large biopharmaceutical clients, including significant restructuring initiatives aimed at improving efficiency and reprioritization of spending shifting to late-stage clinical pipelines. In addition, while biotechnology companies benefited from a more favorable funding environment in fiscal year 2024, recovery for this client base has occurred at a more gradual pace than anticipated due in part to uncertainty around future funding levels and the broader interest rate environment.
Despite the current, challenging market environment, many of our pharmaceutical and biotechnology clients continued to benefit from the long-term value of strategic outsourcing to improve their operating efficiency and to access capabilities that they do not maintain internally. Many of our large biopharmaceutical clients have continued to rely on relationships with outsourced partners like Charles River to enhance their drug discovery and early-stage development efforts, and biotechnology companies to assist them in bringing new drugs to market. However, because of their more cautious view with regard to early-stage R&D spending, revenue from both large biopharmaceutical clients and small and mid-sized biotechnology client declined in fiscal year 2024. However, our ability to continue to deliver our leading suite of research, non-clinical development, and clinical bioanalytical solutions has endeavored our clients to continue to choose to partner with Charles River for our flexible and efficient outsourcing solutions, broad scientific capabilities, and global scale.
For the past decade, we have continued to take many important steps to position the Company to meet shifting and oscillating client demand and to maintain responsiveness to clients’ needs. These have included acquisitions and scientific partnerships in each of our business segments—Research Models and Solutions, Discovery and Safety Assessment, and Manufacturing Solutions.
Simultaneously, we implemented a variety of initiatives targeted at strengthening the business, enhancing client service, and continuing to return value to shareholders. Our actions in 2024 continue to advance our achievement of these initiatives and enabled us to manage through a more challenging demand environment. We are actively positioning the Company to leverage our leadership position in non-clinical drug development and be able to capitalize on opportunities both in the marketplace and when the demand environment improves. These actions included:
•
Strategic expansion of our portfolio to provide clients with the critical capabilities they require to discover, develop, and safely manufacture new drugs to further differentiate ourselves from the competition. In recent years, we have enhanced our scientific capabilities in areas that offer significant growth potential. By doing so, we have strengthened our comprehensive, non-clinical portfolio that enables clients to work seamlessly with the Company from the discovery of new molecules to IND-enabling safety assessment programs and beyond. The greater complexity of scientific research is encouraging the biopharmaceutical industry to rely on the Company’s high-science capabilities when choosing an outsourcing partner. In recent years, we have expanded our portfolio and enhanced our scientific capabilities through both strategic acquisitions and technology partnerships.
•
Responding and adapting to the current market environment to bring additional value to our clients, including enhanced commercial efforts through optimizing our salesforce to accelerate revenue growth by adjusting go-to-market strategies, focusing on selling across our entire portfolio, and leveraging technology to enhance sales insights and identify earlier selling opportunities.

•
Continued focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes; investing in our digital enterprise to enhance our real-time access to data and connectivity with clients, and generating greater savings from our procurement activities. In addition, in 2023, we launched Apollo™, our cloud-based platform to provide real- time access to scientific data and self-service tools for clients. Our digital strategy is helping us to better connect with our clients.

•
Implementing restructuring and cost containment measures to increase operating efficiencies and drive future operating margin improvement opportunities. In response to recent trends observed across each of our businesses, we have undertaken and will continue to implement restructuring actions at various locations across North America, Europe, and Asia, including workforce right-sizing actions. During fiscal 2023, the Company began to take restructuring actions as a result of these emerging business trends, which continued into and through fiscal 2024. We expect that these effectuated actions, as well as other upcoming planned actions designed to optimize our global footprint to drive greater operating efficiency, will result in approximately $225 million of cost savings on an annualized basis. We remain committed to ensuring our cost structure is right-sized to the demand environment.

•
Significant progress to better secure our supply chain and successfully mitigating NHP supply challenges, through enhanced safeguards, better use of our international and supplier diversification efforts, including the acquisition of a 90% controlling interest in fiscal 2023 of Noveprim Group, an NHP supplier based in Mauritius.

•
Driving operational excellence in order to expedite our decision-making processes by more closely aligning critical support functions with the operations they support, and also leverage our streamlining efforts to reduce our clients’ research and development timelines to help accelerate their speed to market.

•
Under a new, $1 billion stock repurchase authorization that our Board approved in August 2024, repurchased $100.7 million in common stock in fiscal year 2024 to balance our capital allocation strategy with a goal to return additional value to shareholders in future years.

We believe these actions contributed significantly to our financial performance in fiscal year 2024, which demonstrated stability while facing stabilizing but lower demand trends, and which resulted in:
•
a 1.9% decrease in revenue;

•
cash flow relating to operating activities of $734.6 million (an increase of 7.4% from 2023); and

•
a 97.8% decrease in GAAP diluted earnings per share due primarily to a non-cash goodwill impairment in our Biologics Solutions reporting unit and a 3.3% decrease in non-GAAP diluted earnings per share.

We have discussed in detail in our 2024 financial results in the section of our Annual Report on Form 10-K entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation”.
Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal and required by the Dodd-Frank Wall Street Reform and

Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2024 as described in the CD&A beginning on page 41 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 58-76 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.
Charles River shareholders provided strong majority support for our named executives’ compensation at our 2024 annual meeting of shareholders (94.9% of shares voted in support of this matter). We attribute this level of support to several long-standing characteristics of our executive compensation program that we believe enhance the performance orientation of the program:
•
Base Salaries. We have kept base salary increases in line with market rates, averaging 3.1%, and in general annualized merit increases for our executives (excluding promotional increases) are consistent with the average annualized merit increases allotted to our North American workforce.

•
Annual Cash Incentive Awards. Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. For fiscal year 2024, we did not meet our Revenue and Operating Income goals, which resulted in a bonus payout below target. This is discussed in more detail on pages  50-51.

•
Long-Term Equity Incentive Awards, including Performance Share Units: Our officers typically receive three types of equity awards, and where appropriate and applicable, special equity awards (such as with respect to executive transitions):

•
Performance Share Units (PSUs), which vest on a “cliff basis” after three years, if service and performance requirements are met and which are paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year relative Total Shareholder Return (rTSR). PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year (with the exception of Mr. Foster, for whom the percentage is 80%). Because we did not meet the 2022 non-GAAP EPS goal or three-year rTSR goal, the PSU payout was below target for the performance period ending in fiscal year 2024, The design of our PSUs is discussed in more detail on pages 53-54.

•
Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

•
Time-based restricted stock/restricted stock units (RSUs), which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year (with the exception of Mr. Foster, who does not receive any RSUs).

•
No 280G Excise Tax Gross-Ups. For the limited number of our executives with whom we have change-in-control agreements (which includes each of our named executives), these agreements do not allow for any “gross-up” payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to “golden parachute” payments.

•
Clawback Policy. We maintain a Financial Statement Compensation Recoupment Policy (also known as a Clawback Policy) that complies with NYSE listing standards and Section 10D of the Securities Exchange Act of 1934. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of Charles River’s financial statements resulting from material noncompliance with financial reporting requirements under the U.S. Federal securities laws, Charles River will recover erroneously awarded compensation from applicable executive officers, subject to specified criteria.

•
Inclusion of “double-trigger” vesting in our recent equity compensation plans. Our 2018 Incentive Plan includes “double-trigger” vesting provisions that provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

•
Perquisites. We offer no significant perquisites or cash equivalents.

•
Stock Ownership. Stock ownership guideline for the CEO is 6 times base salary, and for executive officers who report to the CEO is 3 times base salary.

We believe that all of these aspects of our Program are appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, our focus on near term financial and operational objectives properly align management’s incentives with the interests of our shareholders.
Notwithstanding the strong majority vote of approval for our executive compensation program in 2023, we have embraced the idea of continuing outreach with our shareholders, particularly for corporate governance and executive compensation issues. In the winter of 2024, we reached out to our largest 25 shareholders (which included shareholders holding more than 60% of our outstanding stock) and inquired whether it would be helpful to meet and/or speak with us to discuss our corporate governance and executive compensation practices. We received positive responses from, and held one-on-one conversations with, a significant subset of these shareholders, with the remainder indicating that they were satisfied with our corporate governance and executive compensation practices or otherwise not responding to our inquiries. In these one-on-one meetings, shareholders offered their perspectives on relevant issues, and in each case, we were informed that the shareholders were very satisfied with our financial performance, corporate governance profile, and changes to our executive compensation program. In the few areas where the shareholders indicated they might see opportunities for enhancement, management shared the information to our Board of Directors for future consideration. None of our shareholders advocated for any substantial changes to our executive compensation program.
Throughout the year, we continue to engage with shareholders in additional one-on-one meetings to provide forums for them to share their feedback. This is part of our ongoing efforts to connect with our shareholders and be responsive to their perspectives on important financial, strategic and governance matters.
We urge shareholders to read the CD&A beginning on page 41 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and how they are designed to achieve our compensation objectives. The CD&A includes data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2024 financial performance and the actions we have taken during recent years, please also see the sections entitled “Our Strategy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 19, 2025.
Advisory Vote and Board Recommendation
We request shareholder approval of the 2024 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table, and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement.”

This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee value the opinions of our shareholders and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.
The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of our compensation program is to motivate, recruit and retain the strongest possible management team, and simultaneously align management’s interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company and our commitment to our shareholders. Our named executives for fiscal year 2024 are: James C. Foster (Chair, President and Chief Executive Officer), Flavia H. Pease (Corporate Executive Vice President and Chief Financial Officer), Victoria Creamer (Corporate Executive Vice President and Chief People Officer), Birgit Girshick (Corporate Executive Vice President, Chief Operating Officer), and Joseph W. LaPlume (Corporate Executive Vice President, Corporate Development & Strategy).
Executive Summary
The following provides a detailed discussion of the structure of our Compensation Program and how they are affected by the achievement of our established business plan in light of the business conditions we operate in. The Committee’s role is to ensure that the Compensation Program consistently operates in a manner that appropriately considers the operating performance of the Company, in light of the business conditions in the period, including the return to our shareholders. The Committee believes the detailed discussion that follows demonstrates that in 2024:
•
we delivered resilient financial results, while facing challenging demand trends and supply chain issues; and

•
our pay-for-performance oriented compensation program aligned our long-term performance and compensation with our financial results and shareholder returns.

We believe that the intended design of our 2024 Compensation Program is best understood by also evaluating it in the context of both the historical and current business environment in which we operate.
In fiscal year 2024, biopharmaceutical clients intensified their actions around restructuring initiatives and reprioritized their drug development programs, leading to constrained budgetary spending. The uncertainty from a combination of a macroeconomic slowdown, pending patent expirations, and the impact of the Inflation Reduction Act (IRA) on drug pricing had led to significant cost-cutting measures by our large biopharmaceutical clients, including significant restructuring initiatives aimed at improving efficiency and reprioritization of spending shifting to late-stage clinical pipelines. In addition, while biotechnology companies benefited from a more favorable funding environment in fiscal year 2024, recovery for this client base has occurred at a more gradual pace than anticipated due in part to uncertainty around future funding levels and the broader interest rate environment.
Despite the current, challenging market environment, many of our pharmaceutical and biotechnology clients continued to benefit from the long-term value of strategic outsourcing to improve their operating efficiency and to access capabilities that they do not maintain internally. Many of our large biopharmaceutical clients have continued to rely on relationships with outsourced partners like Charles River to enhance their drug discovery and early-stage development efforts, and biotechnology companies to assist them in bringing new drugs to market. However, because of their more cautious view with regard to early-stage R&D spending, revenue from both large biopharmaceutical clients and small and mid-sized biotechnology client declined in fiscal year 2024. However, our ability to continue to deliver our leading suite of research, non-clinical development, and clinical bioanalytical solutions has endeavored our clients to continue to choose to partner with Charles River for our flexible and efficient outsourcing solutions, broad scientific capabilities, and global scale.
This past year brought new and unique compensation and employee experiences resulting from a combination of:
•
moderating demand trends as biopharmaceutical clients reprioritized their drug development programs and were more cautious with their budgetary spending amidst the uncertainty in the broader market environment, as well as macroeconomic challenges;

•
as a result of the challenging demand environment, the need to decisively and appropriately manage our cost structure to right-size infrastructure and staffing levels to align with the current level of client demand; and;

•
towards the end of 2024, anticipation of a new U.S. government administration that created additional uncertainty, pending the implementation and assessed impact of new policies.

In addition, during 2024 the Company continued to react to on-going disruption to our NHP supply chain as we announced (1) at the end of 2022 that we expected the supply of Cambodia-sourced non-human primates would be difficult to obtain in the United States for some time period and (2) in February 2023 that we had voluntarily suspended planned future shipments of Cambodia non-human primates into the United States until such time that the Company and the U.S. Fish and Wildlife Service could agree upon and implement additional procedures to reasonably ensure that non-human primates imported to the United States from Cambodia are purpose-bred (2023 NHP Supply Disruption).
Despite these near-term pressures, our financial performance in fiscal year 2024 demonstrated the resiliency and stability of the Company while facing stabilizing but lower client demand trends and broader macroeconomic and industry challenges.
Talent Management, Belonging, and Engagement
Sustaining our company culture is a vital part of our strategy. Our culture is built on trust, belonging, accountability, respect, well-being, and safety. We strive to maintain an environment wherein every person has the ability to deliver on business commitments, while having purpose, being energized, continuously learning, and delivering quality outcomes that make a difference. This includes:
•
reinforcing competitive pay by making appropriate adjustments to hiring rates and pay of current employees to ensure attraction and retention;

•
expanding our emotional and behavioral resources through traditional services and internal employee resource groups that are open to all employees;

•
conducting regular talent reviews to identify and develop global leadership and key talent pipelines to deliver on short-term and long-term business strategy; and

•
creating a global learning strategy that includes technical training, mentoring and coaching approaches, tuition reimbursement, sabbaticals, and on-the-job training to ensure access to skill building and career advancement for all.

During the past decade, we implemented a variety of initiatives targeted at strengthening the business, enhancing client service, and continuing to return value to shareholders. Our actions in 2024 continue to advance our achievement of these initiatives and enabled us to manage through a more challenging demand environment. We are actively positioning the Company to leverage our leadership position in non-clinical drug development and be able to capitalize on opportunities both in the marketplace and when the demand environment improves. These actions included:
•
Strategic expansion of our portfolio to provide clients with the critical capabilities they require to discover, develop, and safely manufacture new drugs to further differentiate ourselves from the competition. In recent years, we have enhanced our scientific capabilities in areas that offer significant growth potential, including advanced modalities such as biologics and cell and gene therapies. By doing so, we have strengthened our comprehensive, non-clinical portfolio that enables clients to work seamlessly with the Company from the discovery of new molecules to IND-enabling safety assessment programs and beyond. The greater complexity of scientific research is encouraging the biopharmaceutical industry to rely on the Company’s high-science capabilities when choosing an outsourcing partner. In recent years, we have expanded our portfolio and enhanced our scientific capabilities through both strategic acquisitions and technology partnerships.

•
Responding and adapting to the current market environment to bring additional value to our clients, including enhanced commercial efforts through optimizing our salesforce to accelerate revenue growth by adjusting go-to-market strategies, focusing on selling across our entire portfolio, and leveraging technology to enhance sales insights and identify earlier selling opportunities.

•
Continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes; investing in our digital enterprise to enhance our real-time access to data and connectivity with clients, and generating greater savings from our procurement activities. In addition, in 2023, we launched Apollo™, our cloud-based platform to provide real-time access to scientific data and self-service tools for clients. Our digital strategy is helping us to better connect with our clients.

•
Implementing restructuring and cost containment measures to increase operating efficiencies and drive future opportunities in operating margin improvement. In response to recent trends observed across each of our businesses, we have undertaken and will continue to implement restructuring actions at various locations across North America, Europe, and Asia, including workforce right-sizing actions. During fiscal 2023, the Company began to take restructuring actions as a result of these emerging business trends, which continued into and through fiscal 2024. We expect that these effectuated actions, as well as other upcoming planned actions designed to optimize our global footprint to drive greater operating efficiency, will result in approximately $225 million of cost savings on an annualized basis. We remain committed to ensuring our cost structure is right-sized to the demand environment.

•
Significant progress to better secure our supply chain and successfully mitigating NHP supply challenges, through enhanced safeguards, better use of our international and supplier diversification efforts, including the acquisition of a 90% controlling interest in fiscal year 2023 of Noveprim Group, an NHP supplier based in Mauritius.

•
Driving operational excellence in order to expedite our decision-making processes by more closely aligning critical support functions with the operations they support, and also leverage our streamlining efforts to reduce our clients’ research and development timelines to help accelerate their speed to market.

•
Under a new, $1 billion stock repurchase authorization that our Board approved in August 2024, repurchased $100.7 million in common stock in fiscal year 2024 to balance our capital allocation strategy with a goal to return additional value to shareholders in future years.

We believe these actions contributed significantly to our financial performance in fiscal year 2024, which demonstrated stability while facing stabilizing but lower demand trends, and which resulted in:
•
a 1.9% decrease in revenue;

•
cash flow relating to operating activities of $734.6 million (an increase of 7.4% from 2023); and

•
a 97.8% decrease in GAAP diluted earnings per share, due primarily to a non-cash goodwill impairment in our Biologics Solutions reporting unit, and a 3.3% decrease in non-GAAP diluted earnings per share.

In addition, we disclosed in our Annual Report on 10-K for fiscal 2024 our intention to repurchase shares in fiscal year 2025 totaling approximately $350 million.
Elements of Our Compensation Program/2024 Advisory Vote on Executive Compensation
Charles River shareholders provided strong majority support for our named executives’ compensation at our 2024 annual meeting of shareholders (94.9% of shares voted in support of this matter). We attribute this level of support to several long-standing characteristics of our executive compensation program that we believe enhance the performance orientation of the program:
•
Base Salaries: We have kept base salary increases in line with market rates, averaging 3.1% and, in general annualized merit increases for our executives (excluding promotional increases) are consistent with the average annualized merit increases allotted to our North American workforce.

•
Annual Cash Incentive Awards: Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. For fiscal year 2024, we did not meet our Revenue and Operating Income goals, which resulted in a bonus payout below target.
•
Long-Term Equity Incentive Awards, including Performance Share Units: Our officers typically receive three types of equity awards, and where appropriate and applicable, special equity awards (such as with respect to executive transitions):

•
Performance Share Units (PSUs), which vest on a “cliff basis” after three years, if service and performance requirements are met and which are paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year rTSR. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year (with the exception of Mr. Foster, for whom the percentage is 80%). Because we did not meet the 2022 non-GAAP EPS goal or three-year rTSR goal, the PSU payout was below target for the performance period ending in fiscal year 2024.

•
Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

•
Time-based restricted stock/restricted stock units(RSUs), which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year (with the exception of Mr. Foster, who does not receive any RSUs).

•
No 280G Excise Tax Gross-Ups. For the limited number of our executives with whom we have change in control agreements (which includes each of our named executives), these agreements do not allow for any “gross-up” payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to “golden parachute” payments.

•
Clawback Policy. We maintain a Financial Statement Compensation Recoupment Policy (also known as a Clawback Policy) that complies with NYSE listing standards and Section 10D of the Securities Exchange Act of 1934. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of Charles River’s financial statements resulting from material noncompliance with financial reporting requirements under the U.S. Federal securities laws, Charles River will recover erroneously awarded compensation from applicable executive officers, subject to specified criteria.

•
Inclusion of “double-trigger” vesting in our recent equity compensation plans. Our 2018 Incentive Plan includes “double-trigger” vesting provisions that provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

•
Perquisites: We offer no significant perquisites or cash equivalents.

•
Stock Ownership: Stock ownership guideline for the CEO is 6 times base salary, and for executive officers who report to the CEO is 3 times base salary.

We believe that all of these aspects of our Program are appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, our focus on near-term financial and operational objectives properly align management’s incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or “at risk,” compensation. On average, approximately 84% of 2024 target annual compensation for our named executives was based on long-term equity incentives, that reflects a rTSR performance metric that appropriately modifies the value ultimately realized as discussed on pages 52-54 of this Proxy Statement, and performance-based bonuses (89.5% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (16.0%) of our named executives’ core intended compensation (10.6% for our CEO).

Furthermore, as seen in the graph below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2015 to 2024 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined.

CEO Total Compensation ($ in Millions)
$20.0
$15.0
$10.0
$5.0
$0.0
Non-GAAP EPS from Continuing Operations
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
EICP
EQUITY
OTHER
BASE
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
GAAP EPS from Continuing Operations
$3.15
$3.22
$2.54
$4.59
$5.07
$7.20
$7.60
$9.48
$9.22
$0.20
BASE
OTHER
EQUITY
EICP
NON-GAAP EPS

For purposes of this graph, “Other” refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 58 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings; and (2) All Other Compensation. Information with respect to 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 compensation is set forth in our 2016, 2017, 2018, 2019, 2020, 2021, 2022, 2023 and 2024 Proxy Statements, respectively.
Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2015-2024.
In addition to the aspects of our Program summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:
•
a cap on the annual EICP bonus opportunity and PSU payouts, even for exceptional performance;

•
rules prohibiting executives from trading derivative securities, pledging our stock, and hedging the economic risk of ownership of our stock;

•
an annual risk assessment of our pay practices;

•
an annual shareholder advisory vote on executive compensation;

•
a Compensation Committee composed entirely of independent directors; and

•
an independent compensation consultant.

With respect to the Program, the Committee is committed to remaining flexible in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the views of our investors. In addition to changes to the Program, in light of periodic discussions with shareholders and observation of general governance trends, we have made and may in the future make modifications to our corporate governance structure.
Following further shareholder outreach in the winter of 2024 and into the first few months of 2025, our shareholders generally supported our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River’s executive compensation programs could be improved.
We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We continue to support and maintain that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2024 Annual Meeting. The Committee is always open to the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe that it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management to achieve important short- and long-term operating goals that are intended to strengthen the Company and translate ultimately into stock price appreciation for our shareholders.
Objectives of the Compensation Program
The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Program and evaluating the relative effectiveness of current and proposed compensation policies and practices in advancing those objectives. In keeping with our philosophy that the Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:
•
attract and retain superior talent;

•
support the achievement of desired levels of Company performance;

•
align the interests of executives with the interests of shareholders;

•
differentially reward individual and team performance; and

•
promote accountability.

To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:
•
effectively balance fixed and at-risk compensation through a continuum of compensation elements;

•
differentially reward individuals based on performance, and contribution to the success of high performing business units, through both short- and long-term elements;

•
promote the achievement of desired levels of Company performance through short-term bonus and long-term equity elements by closely aligning them with our business performance; and

•
accommodate ongoing acquisitions where the motivation and retention of talent is key to integration and business performance.

Compensation Elements
Our Compensation Program for fiscal year 2024 consisted of the following core and supplemental elements:
Core Elements	Supplemental Elements
• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards	• Deferred Compensation Plan • Termination and Change in Control Agreements • Retirement Plan
The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have included for strategic reasons and are evaluated on a less frequent basis by the Committee.
Annual base salary represents a relatively small portion of our named executives’ target core compensation (approximately 16.0%). Approximately 84% of 2024 targeted annual compensation for our named executives was based on variable or “at risk” compensation elements, reflecting the Committee’s focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2024 total core compensation mix, based on targeted (not actual) compensation.
2024 Targeted Compensation Mix for Named Executives(1)
	Core Compensation Element	Foster	Pease	Creamer	Girshick	LaPlume	Average
“Fixed” Compensation	Base Salary	10.6%	19.4%	18.3%	14.0%	17.8%	16.0%
“At-Risk” Compensation Elements	Annual Cash Incentive Awards	10.6%	13.6%	12.8%	11.2%	12.5%	12.1%
	Long-Term Equity Incentive Awards	78.9%	67.0%	68.8%	74.8%	69.7%	71.9%

(1)
Due to rounding, the columns may add to more or less than 100%.

Compensation Setting Process
As described above on pages 19-20 of this Proxy Statement, the Committee engaged Pay Governance as its independent compensation consultant to advise the Committee on matters related to 2024 executive compensation. Pay Governance generally assists the Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, regularly attending Committee meetings and other topics as the Committee deems appropriate. The Committee has authorized Pay Governance to interact with management on behalf of the Committee, as needed, in connection with advising the Committee. With respect to fiscal year 2024 compensation determinations, Pay Governance specifically assisted in the following:
•
evaluating and recommending adjustments to our peer groups;

•
benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2024, including providing executive compensation insights and market trends;

•
performing initial and ongoing calculations related to PSU grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers;

•
assisting with the calculations of compensation information to be included in our Proxy Statement, including requirements for pay versus performance disclosure;

•
providing assistance in reviewing the Compensation Discussion & Analysis;

•
providing analyses related to the Company’s long-term incentive structure and design compared to market practice;

•
providing advice with respect to the Committee’s analysis of director compensation, including competitive market data; and

•
providing assistance in understanding the executive compensation market trends and the perspective of institutional shareholders and proxy advisors.

Pay Governance is directly accountable to the Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2024, Pay Governance did not provide any other services to the Company.
Only two of the senior executives of the Company (one Named Executive) are regularly involved in assisting the Committee in setting compensation parameters. In her role as our Corporate Executive Vice President & Chief People Officer, Ms. Victoria Creamer assists the Committee by providing data to the Committee’s consultants, developing or modifying compensation plans and programs based on the Committee’s direction, making recommendations to the Committee, and supporting the Committee’s efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chair, President and Chief Executive Officer, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies, and practices underlying the Program are properly aligned with the Company’s short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications that would allow the Program to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Ms. Creamer frequently collaborate to analyze internal and externally provided compensation data and information, and to provide recommendations to the Compensation Committee.
Total Compensation Strategy and Peer Group
The Committee strives in its methodology to provide total core compensation to our named executives that reflects an appropriate market benchmark and a select peer group of companies which are similar to the Company (the peer group). The peer group is primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both domestically and internationally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year, the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee does not target a specific competitive percentile for the named executives, but rather relies on a variety of factors in making pay decisions beyond market data, such as each executive’s experience, performance ratings, internal equity, and strategic value of the executive’s position to the Company.
Fiscal Year 2024 Compensation Analysis Methodology
For fiscal year 2024, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) continued to utilize a regression model to analyze the competitiveness of current executive compensation for each executive position. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the size appropriate benchmark data that factors in our Company’s relative size compared to the size of peer group companies and that is established for each position by reference to the peer group. Total Direct Compensation in 2024 for our named executives generally approximated the range of competitive market data suggested by the executive’s associated market benchmark and took into account the various qualitative factors listed above.
The peer group identified by Pay Governance and approved by the Compensation Committee consists of industry comparators, both larger and smaller in revenue size than Charles River; accordingly, Pay

Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical regression methods to result in an appropriate correlation between the proxy data and Charles River’s corporate revenue, such that the regressed proxy revenue is commensurate to Charles River’s revenue. This size adjusted peer group proxy data is then blended with size appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for the named executive benchmarks) to derive a “market composite benchmark” for evaluating our executive compensation. The Committee adopted this “market composite benchmark” methodology and a peer group that is relatively large in number of component companies, in part, due to industry consolidation presenting a challenge to maintaining a consistent group of peer companies year over year.
For evaluating 2024 compensation decisions, the proxy peer group consisted of the following 37 companies:
Abbott Laboratories (ABT)	Gilead Sciences, Inc. (GILD)	Revvity (RVTY)
Agilent Technologies, Inc.* (A)	Hologic Inc.* (HOLX)	Pfizer Inc. (PFE)
Amgen Inc.(AMGN)	Icon plc (ICLR)	Quest Diagnostics Incorporated* (DGX)
Avantor, Inc.* (AVTR)	IDEXX Laboratories Inc.* (IDXX)	Regeneron Pharmaceuticals, Inc.*(REGN)
Baxter International Inc.* (BAX)	Illumina, Inc.* (ILMN)	STERIS plc* (STE)
Becton, Dickinson and Company* (BDX)	IQVIA Holdings Inc.* (IQV)	Syneos Health, Inc.* (SYNH)
Bio-Rad Laboratories, Inc.* (BIO)	Jazz Pharmaceuticals Public Company Limited* (JAZZ)	Teleflex Incorporated* (TFX)
Biogen Inc.* (BIIB)	Laboratory Corporation of America Holdings*(LH)	Thermo Fisher Scientific Inc. (TMO)
Boston Scientific Corporation* (BSX)	Medpace Holdings, Inc. (MEDP)	Vertex Pharmaceuticals Incorporated* (VERX)
Bristol-Myers Squibb Company (BMY)	Medtronic, Inc.(MDT)	Waters Corporation* (WAT)
Bruker Corporation* (BRKR)	Merck & Co., Inc.(MRK)	West Pharmaceutical Services* (WST)
Catalent, Inc.* (CTLT)	Mettler Toledo International Inc.(MTD)
Eli Lilly and Company (LLY)	Myriad Genetics, Inc. (MYGN)
Custom compensation survey data included information from 23 peer group companies (noted with *), as well as from Alkermes plc (ALKS); Biomarin Pharmaceutical Inc. (BMRN); DexCom Inc. (DXCM); Exelixis Inc. (EXEL); Incyte Corporation (INCY); Insulet Corporation (PODD); Perrigo Company plc (PRGO); RedMed Inc. (RMD); Seagen Inc. (SGEN); The Cooper Companies Inc. (COO); United Therapeutics Corporation (UTHR); and Zimmer Biomet Holdings Inc. (ZBH).
For evaluating 2025 compensation levels, the proxy peer group is expected to remove Syneos Health as it was taken private and add Fortrea Holdings, a CRO spun off from Labcorp Holdings.
Annual Base Salary
Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or “at risk” compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual, any promotions or significant changes in responsibility, the Company’s overall salary annual increase budget, and internal equity considerations. None of these considerations is given specific weight.
In setting base salaries for our named executives, the Committee historically has taken into account the lengthy tenure of executive officers, as well as their continued long-time superior performance, which has resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark.

Base salaries for our named executives for 2024 (approved by the Committee on February 6, 2024 but effective on March 31, 2024) were as follows:
Name	2024 Salary
James C. Foster	$1,524,527
Flavia H. Pease	$650,790
Victoria Creamer	$546,190
Birgit Girshick	$748,925
Joseph W. LaPlume	$562,380
Annual Cash Incentive Awards
Our Compensation Program includes an annual cash bonus element that closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the achievement of long-term strategic goals and ultimately promote the positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves the performance objectives established for him or her by the Committee. Actual bonus awards are determined according to each named executive’s performance in relation to his or her approved objectives, which are primarily based upon corporate and/or business unit performance.
To implement our annual cash incentive awards, the Committee administers the Executive Incentive Compensation Plan (EICP), which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional, and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company.
Target award percentages for the named executives are 70% of base salary for Corporate Executive Vice Presidents, 80% for the Chief Operating Officer, and 100% of base salary for the Chief Executive Officer. The participant’s total target award opportunity percentage is divided among a variety of weighted performance objectives which may change from year to year and historically have included a mixture of non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA), return on invested capital (ROIC) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint.
Avoiding duplication of performance metrics in different compensation elements allows our executives to be accountable for a variety of performance metrics while mitigating the risk of doubly rewarding or penalizing executives for similar results.
At the end of each fiscal year, we compare the Company’s (and applicable business units’ in years when business unit performance is relevant) final performance for the fiscal year against the Company’s (or business units’) targeted performance approved by the Board of Directors, except where an adjustment to the targeted performance is warranted due to an unanticipated intervening event which would have an unintended and significant impact on the payout. These measurements determine the EICP payout levels. To determine a participant’s actual EICP award amount, the performance objective’s payment level is multiplied by the participant’s target award percentage.

Starting in 2023, the Committee approved to align leadership with the broader employee experience by ensuring consistency in compensation philosophy and implementation, while maintaining a pay for performance approach to funding that motivates and ties to shareholder interests. Specifically, the Committee approved targets based on the following principles:
•
Align all executives and employees on each of the Company’s short-term incentive plans (including the EICP) to have 50% of their metrics on global Company-wide metrics (revenue and OI) in order to reinforce our commitment to be unified as a Company, with the remaining 50% aligned to the business segment metrics (revenue and OI) for the business areas they support.

•
All executives and employees share a set of common payout scales, allowing for equal payout opportunities. Minimum and maximum performance levels for 2024 EICP payouts were set based on a metric with minimum performance level set at 85% of target performance objectives for OI and 90% for revenue, and maximum performance levels set at 108% of target performance objectives for revenue and 110% for OI. The maximum payout achievable for 2024 was 200% of target.

On February 6, 2024, the Committee approved performance metrics for senior leadership that included OI and revenue, neutralized for the impacts of fluctuating foreign exchange rates. The approved performance metrics were, in general, aligned to the business segments under their leadership of the Company.
The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) the Chief Executive Officer’s recommendations (other than for himself), and (2) the Committee’s assessment of each named executive’s overall individual performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. For 2024, the Committee did not make discretionary adjustments to EICP payouts for the named executives. With respect to the 2024 fiscal year, the target amounts were adjusted to neutralize the impacts of fluctuating foreign exchange rates. With respect to the 2024 fiscal year, the following table shows the fiscal year 2024 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2025) for each of our named executives:
Named Executive	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount
James C. Foster	100%	$1,524,527	$616,671
Flavia H. Pease	70%	$455,553	$184,271
Victoria Creamer	70%	$382,333	$154,654
Birgit Girshick	80%	$599,140	$242,352
Joseph W. LaPlume	70%	$393,666	$159,238
Performance Goal	Weighting	Target	Actual	Payout %
1. CRL Revenue(1)	50%	$4,307 million	$4,050 million	40.45%
2. CRL OI(2)	50%	$911.9 million	$805.9 million	40.45%

(1)
For purposes of this 2024 EICP performance goal, revenue was based on the Company’s net revenue, which was adjusted to neutralize for the actual impacts of fluctuating foreign exchange rates.

(2)
For purposes of this 2024 EICP performance goal, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, OI excluded the following items: the amortization of intangible assets and the purchase accounting step-up adjustment on inventory and certain long term biological assets, inclusive of the acceleration of amortization related to certain client relationships in the Biologics Solutions reporting unit within the Manufacturing Solutions segment; other charges and adjustments related to our acquisitions and divestitures; expenses associated with evaluating and integrating acquisitions and divestitures, including advisory fees and certain other transaction-related costs, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate, or divest; severance and other costs associated with our restructuring initiatives; a goodwill impairment charge within the Biologics Solutions reporting unit recognized due to the loss of key customers; certain legal costs in our Safety Assessment business related to U.S. government investigations into the NHP supply chain; and an inventory charge incurred within Discovery Safety Assessment segment associated with the Cambodia-sourced non-human primates. The Committee determined that it was appropriate to exclude these items as they are outside our normal core operations.

For historical comparative purposes, the percentages of targeted vs. actual annual cash incentive awards for our current named executives for fiscal years 2017-2024 (for fiscal years in which the listed individuals were considered named executives for purposes of proxy statement disclosure) are shown in the table below (including actual cash award magnitude for fiscal year 2024):
Name	Actual % of Cash Incentive Award vs. Target - 2017	Actual % of Cash Incentive Award vs. Target - 2018	Actual % of Cash Incentive Award vs. Target - 2019	Actual % of Cash Incentive Award vs. Target - 2020	Actual % of Cash Incentive Award vs. Target - 2021	Actual % of Cash Incentive Award vs. Target - 2022	Actual % of Cash Incentive Award vs. Target - 2023	2024 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2024
James C. Foster	102.7%	188.7%	141.5%	108.0%	137.2%	73.0%	76.35%	$616,671	40.45%
Flavia H. Pease	—	—	—	—	—	55.2%	73.52%	$184,271	40.45%
Victoria Creamer	—	—	—	—	—	—	—	$154,654	40.45%
Birgit Girshick	—	168.8%	129.7%	108.0%	127.4%	73.0%	76.35%	$242,352	40.45%
Joseph W. LaPlume	—	—	120.6%	108.0%	137.2%	73.0%	76.35%	$159,238	40.45%
As we continue to emphasize the importance of making progress toward our ESG goals, beginning in 2023, our CEO, with concurrence of the Compensation Committee, is eligible to make adjustments of up to 5% to cash bonus payouts for leaders, based on progress toward those goals. As we continue to track toward the Company’s long term ESG goals, no payout adjustments were made with respect to fiscal 2024.
Long-Term Equity Incentive Awards
Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options, and restricted stock grants or restricted stock units (RSUs), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values long-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in market competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSU, stock option, and RSU awards align the recipient’s interests with those of the shareholders.
The Committee typically targets the second quarter of our fiscal year, shortly after our annual meeting of shareholders, for granting annual stock awards to eligible recipients, absent an extraordinary event. The Committee believes this aligns timing of equity grants with the planning of annual salary increases (also in the second quarter of our fiscal year), allowing our managers to take a holistic view of total compensation.
The Committee seeks to structure equity grants so that they are awarded during an open window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non- window period, are typically made effective on the first business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made on the first business day of the month following the date the individual commences employment.
All grants to executive officers are made by the Committee itself and not pursuant to any delegated authority.
We have never had any programs, policies, or practices which are intended to time stock option grants with the release of material, non-public information in a manner that would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant.
At the beginning of fiscal year 2024, as requested by the Committee, Company management, in consultation with the independent compensation consultant, recommended to the Committee target values of long-term equity awards that are intended to be granted in a combination of stock options, RSUs, and PSUs. In May 2024, when the annual awards were actually granted, the value of the approved long-term equity award is converted into a combination of stock options, RSUs, and PSUs using the current appropriate pricing models (Black-Scholes for stock options and the Monte Carlo method for PSUs) and the closing stock price on the date of the grant for RSUs. We use this method to align the actual granted values with the values intended during the planning process.
In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the individual market benchmark for each executive’s position, our overall performance, the individual performance of the named executive in the immediately preceding year, and other similar factors. An absolute target value of long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year. These determinations are typically evaluated during the first month of the fiscal year and approved at the Committee’s meeting in February.
The intended value of the May 2024 grant was apportioned to the named executives as follows: approximately 60% in the form of PSUs, approximately 20% in the form of time-vested RSUs, and approximately 20% in the form of time-vested stock options, with the exception of the Chief Executive Officer, who received approximately 80% in the form of PSUs and approximately 20% in the form of time-vested stock options, thereby further reinforcing the linkage between compensation and performance.
With our more recent equity grants, we have generally included a full career retirement provision for equity awards that provides for the continued vesting of unvested equity grants for North American employees who retire after meeting the following specified criteria:
•
the employee has attained age 55;

•
the employee has a minimum of 10 years of service with the Company;

•
the numerical sum of the employee’s age and years of service is equal to at least 70; and

•
the employee has given notice of his or her intent to retire specifying the exact intended date of retirement and remained employed by the Company until the earlier of (a) the one-year anniversary of the date of such notice or (b) the date on which the employee experienced a termination of employment due to death or disability, or is terminated by the Company without cause.

The material features of the PSUs granted to our named executives in 2024 are as follows:
•
measurement is based on a three-year performance period running from the beginning of the fiscal year in which the award is made to the end of the third fiscal year after (and including) the year in which the award is made. For PSUs awarded in May 2024, the performance period is December 31, 2024 through December 26, 2026.

•
the initial PSU award (the Target Award) represents a target number of shares of the Company’s common stock, with the final number of shares to be determined and paid out after the conclusion of the three-year performance period based upon two performance metrics:

•
non-GAAP EPS for the fiscal year in which the award is made; and

•
rTSR at the end of the PSU award’s three-year performance period.

•
target performance levels for each of the two performance metrics are as follows:

•
non-GAAP EPS: the Company’s target non-GAAP EPS for the first fiscal year of the performance period.

•
rTSR: the Company’s TSR falling exactly at the 55th percentile (as compared to the TSR of the TSR comparator group) over the full three-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time. For the 2024 PSU awards, the TSR comparator group included the companies that make up the S&P500 Health Care group.

On February 6, 2024, the Committee approved the following payout schedule for the 2024 PSU award grants made in May 2024.
•
At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. The Base Award is calculated from the

Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS);
•
At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company’s three-year TSR to the TSR of the selected peer group. This adjusts the Base Award up to +/−35% to establish the Final Award.

•
Under all circumstances, a non-GAAP EPS performance of below 90% of target in the fiscal year in which the award was granted will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

•
The absolute maximum number of shares that can be awarded at the end of three years (taking into account all possible adjustments) is 200% of the original target number of shares.

For the 2024 grant, at the end of the fiscal year 2024, actual non-GAAP EPS was compared to target 2024 non-GAAP EPS and the Base Award was calculated. The table below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the three-year performance period.
2024 PSU Grant Base Award Calculation				Future Final Award Levels (as % of Target Award)
				rTSR ≤30th percentile	rTSR = 55th percentile	rTSR ≥75th percentile
Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)
$11.40	$10.32	90.5%	52.5%	34.1%	52.5%	70.9%
In January 2025, the Committee finalized the payout for the PSUs that were awarded in 2022 to our then executive officers. The chart below shows this calculation, as well as the adjusted Final Award Percentage amounts that resulted based on rTSR at the end of the three-year performance period.
2022 PSU Grant Base Award Calculation				Final Award Levels
				rTSR = 10th percentile
Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award) *	rTSR Adjustment	Final Award (as % of Target Award)
$11.76	$11.12	94.5%	72.5%	65%	47.1%
The 2022 PSUs resulted in a granting of a final award that is 47.1% of the number of shares of stock issued as compared to target. Furthermore, the realized value of these PSUs was less than the intended value on the date of the original grant, due to a 50.4% decrease in share price over the measurement period, aligning with the 10th percentile ranking in rTSR during the measurement period.
Our 2023 PSUs had a first-year performance that was above the target level. However, while final award levels will not be determined until the end of fiscal year 2025, if such final awards were determined as of the end of fiscal year 2024, the payout percentage would have been below target due to the rTSR ranking at that time.
Benefits and Perquisites
The named executives are eligible for certain benefits, such as medical, dental, basic life insurance, and employer contributions to the Company’s defined contribution plans, which are generally available to all of our employees. In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical, and efficient method of transportation.
Mr. Foster is permitted to utilize the Company leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to the Company for any accompanying family members and/or non-business travel.
Supplemental Elements of the Compensation Program
We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.
Post-Termination Benefits and Agreements
As described in more detail in this Proxy Statement under “Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control,” the Compensation Program includes both (1) an Executive Separation Plan and (2) Change in Control Agreements. Historically, Company policy has been to provide eligibility under both the Executive Separation Plan to officers with the position of corporate vice president or higher, and a Change in Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change in Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Executive Separation Plan). Each of the named executives is eligible to receive benefits under the Executive Separation Plan and each has a Change in Control Agreement.
The Company views these compensatory elements as serving three important purposes:
•
there is a critical recruitment and retention aspect;

•
these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to ongoing changes in our employment needs; and

•
these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover.

The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.
Deferred Compensation Plan Contributions
As described in more detail in this Proxy Statement under “Executive Compensation and Related Information—2024 Non-qualified Deferred Compensation”, the named executives in the United States receive a compensatory element in connection with our Deferred Compensation Plan. For Mr. Foster, who was a participant in the Company’s now discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to his accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. These credits can vary significantly year-to-year as the ESLIRP formula is dependent on the average of the highest five consecutive years of compensation.
For Mses. Girshick, Pease and Creamer, and Mr. LaPlume, the Company currently provides an annual contribution to their Deferred Compensation Plan account equal to 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.
We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a long-standing element of our executive compensation package.
Other Factors Underlying the Ongoing Implementation of the Compensation Program
Stock Ownership Guidelines
Our stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management’s commitment to creating corporate value.
Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:
CEO	6 times base salary
Direct reports to the CEO	3 times base salary
Senior Vice President (not reporting to the CEO)	2 times base salary
Vice President	1 time base salary
Members of senior management have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement. Only vested full value shares (i.e. restricted stock (units) and PSUs) count towards the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this Proxy Statement, our current named executives were in compliance with the holding requirements (and, as demonstrated in the Beneficial Ownership table on pages 33-35 of this Proxy Statement, in many cases, far exceed the required holding).
Clawback Policy
We maintain a Financial Statement Compensation Recoupment Policy (also known as a clawback) policy that complies with NYSE listing standards and Section 10D of the Securities Exchange Act of 1934. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of Charles River’s financial statements resulting from material noncompliance with financial reporting requirements under the U.S. Federal securities laws, Charles River will recover erroneously awarded compensation from applicable executive officers, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract.
Insider Trading Policy, Derivatives Trading; Hedging; and Pledging
We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders.
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, and employees of the Company. Our Insider Trading Policy is designed to promote compliance with insider trading laws, rules, and regulations and any applicable listing standards. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K.
Our Insider Trading Policy prohibits employees (including our named executives) and directors from trading in our derivative securities, such as puts or calls on our common stock, or to pledge our stock, since such activities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. The Insider Trading Policy also prohibits all employees (including our named executives) and directors from engaging in hedging transactions, such as purchasing prepaid variable forwards, equity swaps, collars and exchange funds. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for one’s personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of

1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee, composed of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.
The foregoing report has been furnished by the Compensation Committee.
THE COMPENSATION COMMITTEE
Mr. Richard F. Wallman (Chair)
Ms. Reshema Kemps-Polanco
Mr. George E. Massaro
Ms. Virginia M. Wilson

EXECUTIVE COMPENSATION AND RELATED INFORMATION
2024 Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by, or paid to our current named executives (our principal executive officer, our principal financial officer, and our three other highest paid executive officers) for the fiscal years ended December 28, 2024, December 30, 2023, and December 31, 2022.
Name and Principle Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
James C. Foster Chair, President, Chief Executive Officer and Director	2024	1,512,578	8,951,630	2,275,004	—	616,671	—	117,726	13,473,609
	2023	1,461,866	9,138,724	2,294,372	—	1,130,074	—	71,887	14,096,924
	2022	1,399,442	8,759,995	2,179,888	—	1,030,973	—	77,574	13,447,872
Flavia H. Pease(5) Corporate Executive Vice President, Chief Financial Officer	2024	645,190	1,775,048	448,997	—	184,271	—	100,740	3,154,246
	2023	621,915	1,722,601	432,719	600,000	324,223	—	109,867	3,811,326
	2022	403,844	2,883,429	828,323	200,000	159,430	—	9,124	4,484,150
Victoria Creamer Corporate Executive Vice President, Chief People Officer	2024	541,904	1,617,119	409,094	—	154,654	—	83,861	2,806,632
Birgit Girshick Corporate Executive Vice President, Chief Operating Officer	2024	742,485	3,155,595	798,237	—	242,352	—	117,806	5,056,475
	2023	704,811	2,964,471	744,677	—	442,830	—	132,882	4,989,672
	2022	650,000	2,412,795	601,505	—	379,600	—	121,630	4,165,529
Joseph LaPlume Corporate Executive Vice President Corporate Development and Strategy	2024	557,975	1,735,512	439,021	—	159,238	—	89,213	2,980,959
	2023	539,000	1,702,429	427,670	—	291,810	—	97,547	3,058,456
	2022	514,613	1,628,579	406,020	—	265,720	—	91,013	2,905,945

(1)
These amounts represent the aggregate grant date fair value of RSUs and PSUs granted in fiscal year 2024, fiscal year 2023, and fiscal year 2022, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 “Financial Statements and Supplementary Data—Note 1 to our Consolidated Financial Statements” and Item 8 “Financial Statements and Supplementary Data—Note 15 to our Consolidated Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024. The maximum potential value of the PSUs awarded in 2024, based on the grant date fair value (assuming the highest level of performance achievement) is as follows: Mr. Foster, $17,903,259; Ms. Pease, $3,100,074; Ms. Creamer, $2,824,237; Ms. Girshick, $5,511,197; and Mr. LaPlume, $3,031,008.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal year 2024, fiscal year 2023, and fiscal year 2022, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 “Financial Statements and Supplementary Data—Note 1 to our Consolidated Financial Statements” and Item 8 “Financial Statements and Supplementary Data—Note 15 to our Consolidated Financial Statements”, included in our Annual Report on Form 10-K for the fiscal year ended December 28 2024.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
For fiscal year 2024, the amounts in this column include the following: (a) 2024 employer contributions under our defined contribution plans (the U.S. 401(k) Plan (Mr. Foster, $13,800; Ms. Pease, $11,868; Ms. Creamer, $13,800; Ms. Girshick, $13,800; and Mr. LaPlume, $13,399)); (b) miscellaneous personal benefits and perquisites, which (1) in the case of each of Mses. Pease, Creamer and Girshick, and Mr. LaPlume, aggregates to an amount less than $10,000; (2) in the case of Mr. Foster, includes $53,762 representing the value of pre-retirement life insurance benefit provided under the Deferred Compensation Plan, $47,062 for home security expenses, and $2,148 for home office benefits. On a limited number of occasions during 2024, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives’ use of these tickets. Includes amounts credited to the named executives’ Deferred Compensation Plan account balances (net of FICA taxes). For fiscal year 2024 amounts credited are as follows: Ms. Pease, $83,455; Ms. Creamer, $68,312; Ms. Girshick, $97,179; and Mr. LaPlume, $70,449.

(5)
Ms. Pease commenced her employment with us in April 2022. Ms. Pease received a one-time signing bonus in the gross amount of $800,000. The initial $200,000 was paid within 30 days of her start date, with the remaining $600,000 paid in May 2023.

2024 Grants of Plan Based Awards
The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2024. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.
Name	Type of Award(*)	Grant Date	Date of Board or Compensation Committee Action to Approve Grant(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Foster	EICP	2/6/2024	2/6/2024	$152,453	$1,524,527	$3,049,054
	SO	5/31/2024	2/6/2024								24,858	$208.44	$2,275,004
	PSU	5/31/2024	2/6/2024				13,595	41,832	83,664				$8,951,630
Flavia H. Pease	EICP	2/6/2024	2/6/2024	$45,555	$455,553	$911,107
	SO	5/31/2024	2/6/2024								4,906	$208.44	$448,997
	RSU	5/31/2024	2/6/2024							2,159			$450,022
	PSU	5/31/2024	2/6/2024				2,012	6,192	12,384				$1,325,026
Victoria Creamer	EICP	2/6/2024	2/6/2024	$38,233	$382,333	$764,666
	SO	5/31/2024	2/6/2024								4,470	$208.44	$409,094
	RSU	5/31/2024	2/6/2024							1,967			$410,001
	PSU	5/31/2024	2/6/2024				1,833	5,641	11,282				$1,207,118
Birgit Girshick	EICP	2/6/2024	2/6/2024	$59,914	$599,140	$1,198,281
	SO	5/31/2024	2/6/2024								8,722	$208.44	$798,237
	RSU	5/31/2024	2/6/2024							3,838			$799,993
	PSU	5/31/2024	2/6/2024				3,577	11,008	22,016				$2,355,602
Joseph LaPlume	EICP	2/6/2024	2/6/2024	$39,367	$393,666	$787,332
	SO	5/31/2024	2/6/2024								4,797	$208.44	$439,021
	RSU	5/31/2024	2/6/2024							2,111			$440,017
	PSU	5/31/2024	2/6/2024				1,967	6,054	12,108				$1,295,495
(*)
Types of Award:

EICP—Executive Incentive Compensation Plan
SO—Stock Option
RSU—Restricted Stock Unit
PSU—Performance Share Unit
(1)
See the section of the Proxy Statement entitled “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards” for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (10% of target for the least weighted goal), the target amount payable (100% of target for all goals), and maximum amount payable (200% of target for all goals) under the EICP plan for fiscal year 2024. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (85% of Operating Income target and 90% of Revenue target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2024 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (32.5%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this table, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance for the May 31, 2024 grants, over the course of the plan. See the description of how the threshold, target, and maximum amounts payable are determined under “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards” set forth on pages 52-54 of this Proxy Statement.

(4)
Reflects RSUs granted on May 31, 2024.

(5)
Reflects stock options granted on May 31, 2024.

(6)
The grant date fair market value of options granted on May 31, 2024 has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 36%, a weighted average expected life of 6.0 years, and a risk-free interest rate of 3.8%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

Description of Certain Awards Granted in 2024
All awards of stock options, RSUs and PSUs to our named executives were granted pursuant to our Amended and Restated 2018 Incentive Plan. The vesting provisions of our PSUs are set forth above on pages 52-54 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. RSUs generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount. The exercise price of stock options is equal to the closing price of our common stock on the date of grant.
Equity awards granted to our named executives in 2024 also include full career retirement vesting provisions, as described further on page 53 of this Proxy Statement. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.
Employment Related Agreements and Arrangements
As described in the Compensation Discussion and Analysis, until 2018 we generally and historically had not entered into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.
On February 12, 2018, we entered into an employment agreement with James C. Foster, our Chair, President and Chief Executive Officer, which was subsequently amended and restated on May 18, 2021. The purpose of the agreement is to benefit from Mr. Foster’s decades of experience and unique skill set by promoting the retention of Mr. Foster. This agreement provides for the following material compensation terms:
•
Mr. Foster will remain employed as the Chair and Chief Executive Officer of the Company through February 12, 2026.

•
The employment agreement memorializes Mr. Foster’s current compensation arrangements, including his base salary and target annual cash bonus.

•
The agreement also provides that the vesting schedule and all other terms of the outstanding equity awards held by Mr. Foster as of May 18, 2021 will remain the same.

•
Mr. Foster is permitted to terminate his employment at any time, with or without notice, in the manner specified in the employment agreement but with the corresponding economic consequence of losing the post-retirement vesting benefits in his existing equity awards.

•
If Mr. Foster provides notice of the termination of his employment or the Company provides notice of the termination of his employment without cause, then the Company may elect to suspend Mr. Foster’s active duties and responsibilities and, during the balance of a specified notice period, Mr. Foster will be entitled to receive only his base salary, any previously earned bonus, and the continued vesting of any previously granted equity awards. If the Company does not exercise its election right, then, during the balance of such notice period, Mr. Foster may continue to actively perform his duties under the employment agreement and will be entitled to his ordinary compensation.

•
In addition, if Mr. Foster provides notice of the termination of his employment any equity awards granted to him on or after May 18, 2021 will continue to be outstanding and become exercisable in the same manner as if his employment had continued. If the Company provides notice of the termination of Mr. Foster’s employment without cause, Mr. Foster will be entitled to receive such extended equity vesting for any equity awards granted to him on or after May 18, 2021, as well as the severance payable to Mr. Foster under the Company’s existing Corporate Executive Separation Plan.

•
Upon the expiration of the employment term, Mr. Foster will be eligible for such extended equity vesting for any equity awards granted to him on or after May 18, 2021 but will not be entitled to any severance payments or other benefits under the Company’s Corporate Executive Separation Plan.

•
Mr. Foster will be subject to post-termination non-competition and non-solicitation covenants for a period of at least one year and a perpetual confidentiality covenant.

The Company agreed to reimburse Mr. Foster for the cost of his attorneys’ fees incurred in the negotiation of the employment agreement.

Outstanding Equity Awards at Fiscal 2024 Year End
The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executives as of December 28, 2024.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James C. Foster	28,733	—	179.66	5/29/2030	—	—	86,542	16,110,659
	14,151	4,718(3)	337.99	5/28/2031
	12,021	12,021(4)	244.41	5/27/2032
	7,044	21,132(6)	194.12	5/26/2033
	—	24,858(7)	208.44	5/31/2034
Flavia H. Pease	2,324	2,325(5)	245.88	05/02/2032	7,233(11)	1,346,495	12,516	2,329,979
	2,211	2,212(4)	244.41	05/27/2032
	1,328	3,986(6)	194.12	5/26/2033
	—	4,906(7)	208.44	5/31/2034
Victoria Creamer	4,179	—	179.66	5/29/2030	4,473(8)	832,694	11,376	2,117,756
	2,332	778(3)	337.99	5/28/2031
	2,018	2,018(4)	244.41	5/27/2032
	1,205	3,615(6)	194.12	5/26/2033
	—	4,470(7)	208.44	5/31/2034
Birgit Girshick	6,500	—	179.66	5/29/2030	8,221(9)	1,530,421	21,891	4,075,229
	2,744	915(3)	337.99	5/28/2031
	3,317	3,317(4)	244.41	5/27/2032
	2,286	6,859(6)	194.12	5/26/2033
	—	8,722(7)	208.44	5/31/2034
Joseph LaPlume	6,685	—	179.66	5/29/2030	11,634(10)	2,165,785	17,400	3,239,184
	2,607	869(3)	337.99	5/28/2031
	2,239	2,239(4)	244.41	5/27/2032
	1,313	3,939(6)	194.12	5/26/2033
	—	4,797(7)	208.44	5/31/2034

(1)
Calculated based on the closing price ($186.16) of our stock on December 27, 2024, the last trading day of the fiscal year 2024, rounded to the nearest whole cent.

(2)
Represents outstanding PSUs held on December 28, 2024 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold PSUs are achieved, or (2) if first fiscal year performance of the three-year award has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, 2023 and 2024 performance exceeded threshold levels, and thus the number of PSUs for 2023 and 2024 is the target number of such shares that can be delivered in the future. The one-time PSU grant made to Mr. LaPlume in December 2021 has not yet met the threshold performance level, and thus the PSUs for this grant are the minimum number of such shares that can be delivered in the future. 2023 PSUs granted in 2023 vest on December 27, 2025, and 2024 PSUs granted in 2024 vest on December 26, 2026 and will be paid out in the first calendar quarter of 2026 and 2027, respectively, as unrestricted shares of Charles River common stock after final TSR performance is assessed and payout amounts are approved by the Compensation Committee. PSUs granted in 2022 are not included in this number since they are considered fully vested as of the end of fiscal year 2024, notwithstanding the fact that final payment amounts were approved by the Compensation Committee in the first calendar quarter of 2025.

(3)
The unexercisable stock options vest on 5/28/2025.

(4)
One half of the unexercisable stock options vest on each of the following dates: 5/27/2025 and 5/27/2026.

(5)
The unexercisable stock options vest on 5/02/2025.

(6)
One third of the unexercisable stock options vest on each of the following dates: 5/26/2025, 5/26/2026 and 5/26/2027.

(7)
One quarter of the unexercisable stock options vest on each of the following dates: 5/31/2025, 5/31/2026, 5/31/2027 and 5/31/2028.

(8)
The stock awards vest as follows: 252 shares on 5/28/2025; 373 shares on 5/27/2025; 374 shares on 5/27/2026; 502 shares on 5/26/2025; 502 shares on 5/26/2026; 503 shares on 5/26/2027; 491 shares on 5/31/2025; 492 shares on 5/31/2026; 492 shares on 5/31/2027; and 492 shares on 5/31/2028.

(9)
The stock awards vest as follows: 296 shares on 5/28/2025; 614 shares on 5/27/2025; 614 shares on 5/27/2026; 953 shares on 5/26/2025; 953 shares on 5/26/2026; 953 shares on 5/26/2027; 959 shares on 5/31/2025; 960 shares on 5/31/2026; 959 shares on 5/31/2027; and 960 shares on 5/31/2028.

(10)
The stock awards vest as follows: 281 shares on 5/28/2025; 414 shares on 5/27/2025; 415 shares on 5/27/2026; 547 shares on 5/26/2025; 547 shares on 5/26/2026; 6,771 shares on 12/25/2026; 548 shares on 5/26/2027; 527 shares on 5/31/2025; 528 shares on 5/31/2026; 528 shares on 5/31/2027; and 528 shares on 5/31/2028.

(11)
The stock awards vest as follows: 2,593 shares on 5/2/2025; 409 shares on 5/27/2025; 410 shares on 5/27/2026; 554 shares on 5/26/2025; 554 shares on 5/26/2026; 554 shares on 5/26/2027; 539 shares on 5/31/2025; 540 shares on 5/31/2026; 540 shares on 5/31/2027; and 540 shares on 5/31/2028.

We have not engaged in any option re-pricings or other material modifications to any of our named executives’ outstanding equity awards during fiscal years 2022, 2023, or 2024.
2024 Option Exercises and Stock Vested
The following table shows information regarding stock option exercises and vesting of restricted stock awards, RSUs, and PSUs with respect to the named executives during the fiscal year ended December 28, 2024.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	17,436	1,392,962	22,479	4,266,083
Flavia H. Pease	—	—	6,258	1,315,465
Victoria Creamer	—	—	4,012	793,687
Birgit Girshick	5,916	405,069	6,407	1,264,380
Joseph LaPlume	—	—	4,481	886,950

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock and RSUs is based on the closing price of our common stock on the trading date immediately preceding the date of vesting. The value realized on vesting and payout of PSUs granted on May 27, 2022 is based on the closing price of our common stock on the last trading date of the fiscal year, December 28, 2024 ($186.16).

2024 Non-Qualified Deferred Compensation
We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.
Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in a lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Social Security and the U.S. Pension Plan we had in place at that time. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive’s retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service, with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster was a participant in the ESLIRP.
In addition, we provide, or provided in the past, certain active employees, all of the named officers other than Mr. Foster, an annual contribution into their Deferred Compensation Plan account of 10% of (A) the employee’s base salary plus (B) the lesser of (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Mr. LaPlume, and for Mses. Girshick, Pease and Creamer vest in one quarter increments annually over a four-year period. Once a participant in the Deferred Compensation Plan reaches age 60, all contributions vest immediately because they are non-forfeitable. The named executives become eligible for the employer contribution after they have served one full calendar year in the eligible position.
Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled “Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control”.
The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during fiscal year 2024.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last FYE ($)(1)
James C. Foster	—	—	5,925,379	—	40,807,188
Flavia H. Pease	618,613	96,141	137,319	—	1,402,780
Victoria Creamer	52,090	80,427	61,094	—	616,249
Birgit Girshick	—	115,393	206,721	—	1,726,452
Joseph LaPlume	—	82,333	121,515	—	960,810

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2024. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2025, have not been included in this table. However, these amounts (Mr. Foster, $0; Ms. Pease, $83,455; Ms. Creamer, $68,312; Ms. Girshick, $97,179; and Mr. LaPlume, $70,449) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled “All Other Compensation”. As further discussed in the narrative above, the amounts set forth in the column entitled “Registrant Contributions in Last FY” represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives’ Deferred Compensation Plan account balances.

(2)
The amounts listed under the column “Registrant Contributions in Last FY” in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous fiscal years.

Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 28, 2024, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal year 2024 was December 27, 2024, where applicable we have assumed a stock price of $186.16, the closing price on that date). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, and the named executive’s age.
Disability and Life Insurance
Separate from the provisions of the Executive Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 13 weeks (short-term disability) and up to 50% of basic monthly earnings up to $25,000 per month (core long-term disability—maximum benefit of $12,500/ month). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives’ beneficiaries as follows: Mr. Foster, $12,197,000; Ms. Pease, $4,000,000; Ms. Creamer, $2,000,000; Ms. Girshick, $5,393,000; and Mr. LaPlume $3,825,000 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.
Severance Plans
Under our Executive Separation Plan, a corporate executive whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death, and who has not been offered a comparable position (as defined under the Executive Separation Plan) with us, as of fiscal 2024, is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date
	Less than 2 years	2 years to 5 years	5 years or more
Level:	Amount of Base Salary Pay Continuations:
Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years
Senior Vice President	Six months	One year	One year; additional 12 months mitigated
Vice President	Six months	Six months; additional six months mitigated severance	One year
The Executive Separation Plan provides executives with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, executives who are participants in the EICP may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Executive Separation Plan are generally made “biweekly” (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service or the executive’s death. In exchange for these payments, the executive must execute a release agreement satisfactory to us that includes, among other things, an agreement not to compete with us or solicit our employees for one year following the executive’s separation. The Executive Separation Plan is not applicable to any executive who has entered into a written employment agreement providing for severance payments, although it is noted that Mr. Foster’s employment agreement incorporates provisions of the Executive Separation Plan therein. Each of the named executives is a participant in this plan.
We updated our Executive Separation Plan, as of January 1, 2025, to limit the term of continuation of certain benefits to the length of the severance payments up to a maximum of one year from the executive’s last day of active employment with the Company. The updated Executive Separation Plan also reflects severance payments in accordance with the following table:

Years of Completed Company Service at Separation Date
	Less than 5 years	5 years or more
Level:	Amount of Base Salary Pay Continuations:
Executive Vice President and above	One year	Two years
Senior Vice President	One year	One year
Vice President	Six months	One year
Change in Control Agreements
We have entered into change in control agreements with each of our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a “change in control” (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Executive Separation Plan described above).
The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change in control. In addition, restrictions on any shares of our restricted stock, restricted stock units, and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs, any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment.
Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employment after the change in control until the earliest of (1) six months after the date of the change in control; (2) termination by the corporate officer of his or her employment for “good reason” (as defined in the agreement) or by reason of death, disability, or retirement; or (3) termination of the corporate officer’s employment by us for any reason.
If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control either (1) by us other than for “cause” (as defined in the agreement), death, or disability or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:
•
a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer’s then annual base salary, and (2) the corporate officer’s target bonus for the fiscal year in which the termination occurs;

•
additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

•
continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

•
26 weeks of outplacement services (up to $75,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive’s death.
A “change in control” is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation, or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights, and other rights to acquire common stock) is transferred to a single person or entity, or a “group” (within the meaning of Rule 13d5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions. Under the agreement, the term “cause” is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. “Good Reason” is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer’s total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.
Severance Payments Absent a Change in Control
The table below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:
Cash Severance—
•
Termination occurs on December 28, 2024 (last day of the fiscal year 2024).

•
We assumed that the full year’s actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

Benefits Continuation—
•
In accordance with the Executive Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period, with the employer subsidized value being subject to imputed income.

Equity—
•
In accordance with the 2018 Incentive Plan, the named executives are entitled to exercise any vested stock option up to three months after termination of employment (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter). As described in detail on page 53 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria. Mr. Foster is retirement eligible, and received awards since that time that would qualify for continued post-retirement vesting.
•
In accordance with the 2018 Incentive Plan, any unvested options, restricted stock/units, or PSUs after such time are forfeited (except with respect to retirement eligible executives with respect to stock options, restricted stock, or PSUs granted in 2015 and thereafter, as described above), although we note that (1) grant agreements beginning in 2020 allow for accelerated vesting of RSUs and stock options upon the death of the participant and (2) if an employee terminates due to death more than 12 months following the date of grant of a PSU, a pro rata portion of the PSU is deemed to immediately vest. Accordingly, for purposes of this table:

•
PSUs granted in May 2023 are included on a pro rata basis (assuming two-thirds completion and estimated payout based on estimated adjustments of (1) first year EPS performance and (2) rTSR performance through the end of fiscal year 2024);

•
PSUs granted in 2021 to Mr. LaPlume as part of a one-time, long-term equity award, are included on a pro rata basis (assuming three-fifths completion and estimated payout based on estimated adjustment of rTSR performance through the end of fiscal year 2024); and

•
PSUs granted in 2024 are included for retirement eligible executives assuming vesting subject to actual financial performance and settlement after such performance has been finalized and certified; PSUs granted in 2024 are not included for the other named executives none of whose PSUs will have been deemed to have vested for purposes of this table.

Retirement Plan Benefits—
•
The values reflect the total vested account balance in the Deferred Compensation Plan as of December 28, 2024.

•
Benefits under the Deferred Compensation Plan are currently 100% vested for Mr. Foster and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code). Benefits under the Deferred Compensation Plan for Mses. Creamer, Girshick and Pease and Mr. LaPlume vest in one quarter increments annually over a four-year period, but become fully vested in the event of termination due to death or disability.

Other Benefits—
•
The Executive Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive’s base salary and prior year’s bonus paid, or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Accrued Vacation—
•
In 2024, we eliminated vacation accrual payout from our compensation program.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total
James C. Foster(3)
Voluntary Termination or For Cause Termination	—	—	—	40,807,188	—	40,807,188
Retirement	—	—	14,398,158	40,807,188	—	55,205,346
Death	—	—	4,407,142	40,807,188	—	45,214,330
Disability	—	—	4,407,142	40,807,188	—	45,214,330
Involuntary Termination—Not For Cause or Good Reason Termination	3,049,054	51,935	—	40,807,188	75,000	43,983,177
Flavia H. Pease
Voluntary Termination, Retirement, or For Cause Termination	—	—	—	1,297,483	—	1,297,483
Death	—	—	1,969,863	1,402,780	—	3,372,643
Disability	—	—	623,368	1,402,780	—	2,026,148
Involuntary Termination—Not For Cause or Good Reason Termination	650,790	4,817	—	1,297,483	75,000	2,028,090
Victoria Creamer
Voluntary Termination or For Cause Termination	—	—	—	385,316	—	385,316
Death	—	—	1,398,002	616,249	—	2,014,251
Disability	—	—	565,309	616,249	—	1,181,558
Involuntary Termination—Not for Cause or Good Reason Termination	1,092,380	34,322	—	385,316	75,000	1,587,018
Birgit Girshick
Voluntary Termination, Retirement, or For Cause Termination	—	—	—	1,428,918	—	1,428,918
Death	—	—	2,603,177	1,726,452	—	4,329,629
Disability	—	—	1,072,756	1,726,452	—	2,799,208
Involuntary Termination—Not for Cause or Good Reason Termination	1,497,850	9,634	—	1,428,918	75,000	3,011,402
Joseph LaPlume
Voluntary Termination, Retirement, or For Cause Termination	—	—	—	725,928	—	725,928
Death	—	—	2,781,859	960,810	—	3,742,669
Disability	—	—	616,073	960,810	—	1,576,883
Involuntary Termination—Not for Cause or Good Reason Termination	1,124,760	71,339	—	725,928	75,000	1,997,027

(1)
In these termination situations, unvested awards generally do not accelerate, although as noted above (1) grant agreements allow for accelerated vesting of RSUs and stock options upon the death of the participant and (2) in the event of death, unvested PSUs granted more than 12 months ago will be deemed to have pro rata vested. This column does not reflect the value of any vested awards from the 2022 PSU grants. As described in detail on page 53 of this Proxy Statement, grant agreements generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the specified criteria, including a specified notice period. Mr. Foster is retirement eligible and received awards in 2021, 2022, 2023, and 2024 that would qualify for continued post-retirement vesting.

(2)
Reflects payment for professional outplacement services.

(3)
Mr. Foster’s calculations omit involuntary termination without cause or good reason and assume the Company provided him with 12 months advance notice prior to termination in accordance with his employment agreement.

Severance Payments Following a Change in Control
The table below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:
Cash Severance—
•
A change in control is assumed to have occurred on December 28, 2024 (last day of the fiscal year 2024). However, no change in control actually occurred on the aforementioned date.

•
Termination occurs on December 28, 2024 (last day of the fiscal year 2024).

•
We assumed that the full year’s actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

•
For purposes of determining the amount of the lump sum cash severance payment equal to a multiple of three (Mr. Foster only) or two (Mses. Creamer, Girshick and Pease and Mr. LaPlume) times the sum of (1) the corporate officer’s then annual base salary and (2) the corporate officer’s target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal year 2024, as discussed in more detail in the section of this Proxy Statement entitled “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards”.

Benefits Continuation—
•
The benefits continuation value for each named executive includes 24-month (Mses. Creamer, Girshick and Pease and Mr. LaPlume) or 36-month (Mr. Foster) continuation of medical, dental, basic life/AD&D, long-term disability, and other welfare type benefits at the time of termination.

Equity—
•
As of December 29, 2017, the change in control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. The values below reflect the in the money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs (PSUs granted in 2024 calculated at target amounts; PSUs granted in May 2023 calculated at base amounts (i.e., target amounts X EPS Payout Percentage); and PSUs granted in 2021 to Mr. LaPlume as part of a one-time, long-term equity award are calculated at estimated payout based on estimated adjustment of rTSR performance through the end of fiscal year 2024).

Retirement Plan Benefits—
•
In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 28, 2024.

•
Benefits under this plan are vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Accrued Vacation—
•
In 2024, we eliminated vacation accrual payout from our compensation program.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total
James C. Foster
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	—	—	17,151,060	40,807,188	—	57,958,248
Involuntary Termination Not for Cause or Good Reason Termination	9,147,162	330,499	17,151,060	40,807,188	50,000	67,485,909
Flavia H. Pease
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	—	—	3,823,633	1,402,780	—	5,226,413
Involuntary Termination Not for Cause or Good Reason Termination	2,212,686	40,974	3,823,633	1,402,780	50,000	7,530,073
Victoria Creamer
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	—	—	3,083,903	616,249	—	3,700,152
Involuntary Termination Not for Cause or Good Reason Termination	1,857,046	55,164	3,083,903	616,249	50,000	5,662,362
Birgit Girshick
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	—	—	5,858,897	1,726,452	—	7,585,349
Involuntary Termination Not for Cause or Good Reason Termination	2,696,130	35,018	5,858,897	1,726,452	50,000	10,366,497
Joseph LaPlume
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	—	—	4,601,736	960,810	—	5,562,546
Involuntary Termination Not for Cause or Good Reason Termination	1,912,092	94,301	4,601,736	960,810	50,000	7,618,939

(1)
Equity value following a change in control reflects the value of all unvested stock options, restricted stock, RSUs, and performance awards, assuming that all options, restricted stock, RSUs, and performance awards outstanding as of the date of the change in control accelerate and, in the case of options, become fully exercisable (using our closing stock price on our last trading day of our fiscal year, December 27, 2024, of $186.16).

(2)
Reflects maximum payment for professional outplacement services

2024 Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the Pay Ratio Rule), we are providing the following estimated information for 2024:
•
the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $55,870;

•
the annual total compensation of our Chief Executive officer was $13,473,609; and

•
the ratio of these two amounts was 241 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Methodology for Identifying Our “Median Employee”
Employee Population
To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We determined that, as of November 1, 2024, our employee population consisted of 19,649 individuals (of which approximately 9,745 were located in the United States and 9,904 were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.
We selected November 1, 2024, which is within the last three months of 2024, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. As we are a non-retail, non-seasonal business and do not employ a large, seasonal, temporary workforce in the month of December, we believe this methodology resulted in a median employee who is representative of our workforce throughout the course of the year.
Adjustments to our Employee Population
As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding 959 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions, as follows: 21 employees from Australia; 77 employees from Belgium; 42 employees from Brazil; 4 employees from Denmark; 142 employees from Finland; 51 employees from India; 2 employees from Israel; 307 employees from Italy; 2 employees from Japan; 1 employee from Philippines; 2 employees from Poland; 38 employees from Singapore; 41 employees from South Korea; 219 employees from Spain; 3 employees from Sweden; and 7 employees from Switzerland.
After taking into account the above-described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of 19,649 individuals.
Determining our Median Employee
Our estimation method for identifying our “median employee” from our total adjusted employee population was the calculation and comparison of the budgeted, annualized, total target cash compensation (BATTCC) of our employees as reflected in our global human capital management system. This method involves annualizing the compensation of employees who were hired in 2024 but did not work for us for the entire fiscal year, and further, converting the BATTCC of non-US employees to USD using global currency exchange rates as of November 1, 2024. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not apply any cost-of-living adjustments in identifying our “median employee”.
Our Median Employee
Using the methodologies described above, we determined that our “median employee” was a full-time, hourly employee located in the United States, with a BATTCC for the 12-month period ending December 28, 2024 in the amount of $52,319.
Determination of Annual Total Compensation of our “Median Employee” and our CEO
Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2024 using the same methodology we used for purposes of determining the annual total compensation of our named officers for 2024 (as set forth in the 2024 Summary Compensation Table on page 58 of this Proxy Statement).
Our CEO’s annual total compensation for 2024 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2024 Summary Compensation Table found on page 58 of this Proxy Statement.
Pay versus Performance
Pursuant to SEC rules, the Pay versus Performance disclosure below details compensation for the Company’s CEO and average compensation for the other named executives, both as reported in the Summary Compensation Table and with certain adjustments to reflect compensation actually paid to such individuals in each of the Company’s fiscal years 2024, 2023, 2022, 2021 and 2020. The disclosure also provides information on the Company’s TSR, as well as that of the S&P 500 Health Care Index, on a cumulative basis over the same four fiscal years. The Company’s Net Income is shown for the past four fiscal years, as well as non-GAAP EPS which we consider another important performance measure. A detailed discussion of the Compensation Committee’s decisions regarding the compensation awarded to the named executives for 2024 can be found in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”.
Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2015-2024.
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)	Average Summary Compensation Table Total for Other Named Executives ($)(2)	Average Compensation Actually paid to Other Named Executives ($)(1)	Value of Initial Fixed $100 Investment Based on(3)		Net income available to Charles River Laboratories International Inc. common shareholders ($)	Non- GAAP EPS ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2024	13,473,609	6,386,542	3,499,578	1,645,490	123	147	10,297,000(4)	10.32
2023	14,096,924	18,903,908	3,692,047	4,767,341(5)	156	143	474,624,000	10.67
2022	13,447,872	(11,539,600)	3,298,049	(397,971)	143	140	486,226,000	11.12
2021	13,705,580	43,168,611	4,392,906	9,206,989	243	143	390,982,000	10.32
2020	13,483,411	50,018,818	2,773,587	8,856,107	166	113	364,304,000	8.13

(1)
SEC rules specify adjustments from the Summary Compensation Table totals to calculate compensation actually paid to the CEO and other named executives. These adjustments are detailed in the table below titled “Reconciliation of Summary Compensation Table Total to Compensation Actually Paid” but do not necessarily reflect cash or equity value transferred to the executive outright.

(2)
For 2020 through 2022, our named executives were: Mr. Foster, Mr. David Smith (former Chief Financial Officer), Mr. Barbo (former Corporate Executive Vice President and Chief Commercial Officer), Ms. Girshick and Mr. LaPlume. Ms. Pease became a named executive in 2022 when she assumed the role of Chief Financial Officer. For 2023, our named executive officers are: Mr. Foster, Ms. Pease, Mr. Barbo, Ms. Girshick and Mr. LaPlume. For 2024, our named executive officers are: Mr. Foster, Ms. Pease, Ms. Creamer, Ms. Girshick and Mr. LaPlume.

(3)
TSR was measured for 2020 for the period from December 27, 2019 to December 24, 2020; for 2021 for the period from December 27, 2019 to December 23, 2021; for 2022 for the period from December 27,

2019 to December 30, 2022; for 2023 for the period from January 2, 2023 to December 29, 2023; and for 2024 for the period of January 2, 2024 to December 27, 2024. The peer group is the S&P 500 Health Care Index.
(4)
The table reflects net income on a GAAP basis. On a non-GAAP basis, net income for fiscal 2024 was $532.9 million. The primary driver of the GAAP decrease was a non-cash goodwill impairment of $215.0 million in the fourth quarter of 2024 related to the Biologics Solutions reporting unit.

(5)
While this number was reported as $4,743,481 in the 2024 proxy statement, we are updating to $4,767,341 to reflect a corrected, accurate calculation.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid
The table below details the adjustments made to the total compensation paid as disclosed in the Summary Compensation to arrive at the compensation actually paid for our CEO and the average for our other named executives:
Year	Executive(s)	SCT Total	Deduct Current Year Equity Grants(1)	Deduct Change in Value of Pension or Non-qualified Deferred Compensation Earnings from SCT(1)	Add Pension Value Attributable Current Year’s Service	Add Year End Fair Value of Equity Awards Granted in Current Year(2)	Add Change in Value of Prior Years’ Grants that Remained Unvested at Year End(3)	Add Change in Value of Prior Years’ Grants that Vested in Current Year(4)	Compensation Actually Paid
2024	CEO	13,473,609	11,226,634	—	866,253	9,530,080	(5,208,815)	(1,047,952)	6,386,542
	Other Named Executives	3,499,578	2,594,656	—	—	2,233,247	(1,307,362)	(185,317)	1,645,490
(1)
These amounts were reported in the Stock Awards, Option Awards and Change in Pension Value and Non-qualified Deferred Compensation Earnings columns of our Summary Compensation Table included in our Proxy Statement in each respective year.

(2)
These values are calculated by valuing RSUs granted in the respective year with the stock price on the final trading day of that fiscal year, valuing PSUs granted in the respective year with the Monte Carlo value on the final trading day of that fiscal year plus the impact of EPS performance in the first year of the performance period and valuing options granted in the respective year with the Black-Scholes value on the final trading day of that fiscal year.

(3)
For any portion of a grant made prior to the respective year that remained unvested throughout that year, the value at the end of that year is compared to the value at the end of the prior year using the methodology described in footnote 2.

(4)
For any portion of a grant made prior to the respective year that vested in that year, the value of the vested portion as of the vest date is compared to the value at the end of the prior year using the methodology described in footnote 2.

The three measures listed below are the most important for determining compensation for our named executives. Revenue and Non-GAAP Operating Income are the main components of EICP (short-term incentive), and Non-GAAP EPS determines baseline performance of PSUs granted to our named executives (long-term incentive). For more details on the elements of our compensation program, please see “Compensation Discussion and Analysis—Compensation Elements” on pages 47-55 of this Proxy Statement.
Most Important Performance Measures
Revenue
Non-GAAP EPS
Non-GAAP Operating Income

The values calculated for “compensation actually paid” to our CEO and other named executives show alignment between value being delivered through compensation and our most important performance measures. The charts below show the Company’s TSR compared to compensation actually paid, as well as the peer group TSR.

Compensation Actually Paid vs. CRL TSR
$48,000,000
$38,000,000
$28,000,000
$18,000,000
$8,000,000
$(2,000,000)
$(12,000,000)
$260
$240
$220
$200
$180
$160
$140
$120
$100
$243
$166
$143
$156
$123
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Compensation Actually Paid to Other Named Executives
CRL TSR (based on a $100 initial investment)

Non-GAAP EPS is a component of long-term incentive design for our named executives. The relationship between compensation actually paid and non-GAAP EPS is shown below.

Compensation Actually Paid vs. Non-GAAP EPS
$48,000,000
$38,000,000
$28,000,000
$18,000,000
$8,000,000
$(2,000,000)
$(12,000,000)
$12.00
$11.00
$10.00
$9.00
$8.00
$7.00
$8.13
$10.32
$11.12
$10.67
$10.32
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Compensation Actually Paid to Other Named Executives
Non-GAAP EPS

The relationship between compensation actually paid and Net income available to Charles River Laboratories International Inc. common shareholders is shown below.

Compensation Actually Paid vs. Net Income Available to Charles River Laboratories International Inc. common shareholders
$48,000,000
$38,000,000
$28,000,000
$18,000,000
$8,000,000
$(2,000,000)
$(12,000,000)
$500,000,000
$450,000,000
$400,000,000
$350,000,000
$300,000,000
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
$364,304,000
$390,982,000
$486,226,000
$474,624,000
$10,297,000
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Compensation Actually Paid to Other Named Executives
Net Income Available to Charles River Laboratories International Inc. common shareholders (in approx. 000's)

Related Person Transactions
As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2024.
We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the “Investor Relations—Corporate Governance” caption) which is intended to promote the timely identification of transactions involving “related persons” (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.
If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances, including: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person’s direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in the best interests of the Company and our shareholders or (2) is not inconsistent with the best interests of the Company and our shareholders.
Compensation Committee Interlocks and Insider Participation
During the 2024 fiscal year, the Compensation Committee consisted of Messrs. Wallman (Chair) and Massaro, Mses. Kemps-Polanco and Wilson. None of these individuals has served as an officer or employee for the Company or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. As of the date of this report, the Audit Committee consists of: Ms. Virginia M. Wilson (Chair) and Messrs. Robert Bertolini, George Llado, Sr., and George E. Massaro.
The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, our compliance with related legal and regulatory requirements, and the quality of our external audit processes. The Audit Committee is also responsible for overseeing our overall financial reporting process. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, a copy of which is available at the Investor Relations page of the Company’s website. The Audit Committee reviews and reassesses the Charter at least once every three years and recommends any changes to the Board for approval. The Board has determined that each of Ms. Wilson, Mr. Bertolini, and Mr. Massaro qualifies as an Audit Committee financial expert under Securities and Exchange Commission standards. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 28, 2024, the Audit Committee took the following actions.
•
Reviewed and discussed the audited financial statements for the fiscal year ended December 28, 2024, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the annual audited financial statements and quarterly financial statements and critical audit matters arising from the current period audit of the financial statements, with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

•
Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit related activity of PricewaterhouseCoopers LLP.

•
Monitored our continued efforts to further enhance internal control over financial reporting.

•
Met with our management, internal auditors, and PricewaterhouseCoopers LLP, separately and together, to discuss our financial reporting process and internal control over financial reporting, and discussed with the auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and Securities and Exchange Commission.

•
Reviewed with the independent auditor all services provided during 2024 and found no independence concerns and approved the provision of all services in advance of initiation consistent with prescribed policy and procedures. In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with PricewaterhouseCoopers LLP its independence.

•
Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

•
Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP’s quality controls, and discussed the report with them.

•
Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Audit Committee engaged the independent registered public accounting firm only for certain services including audit, audit related, and specifically approved tax and other services.

•
Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

Based on the Audit Committee’s review of the audited financial statements, the discussions referred to above, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 for filing with the Securities and Exchange Commission.
Ms. Virginia M. Wilson (Chair)
Mr. Robert Bertolini
Mr. George Llado, Sr.
Mr. George E. Massaro
The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

PROPOSAL THREE—
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 27, 2025, and the effectiveness of our internal control over financial reporting as of December 27, 2025. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 28, 2024, and audited our financial statements for the fiscal year ended December 28, 2024, and the effectiveness of our internal control over financial reporting as of December 28, 2024.
PricewaterhouseCoopers LLP has served as our auditor since 1999. The members of the Audit Committee and Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in our best interests and the best interests of our shareholders. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 27, 2025. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.
In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in the best interest of the Company and its stockholders to no longer retain PricewaterhouseCoopers LLP.
Statement of Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended December 28, 2024 and December 30, 2023, and fees for other services rendered by PricewaterhouseCoopers LLP for those periods.
	2024	2023
Audit fees(1)	$7,059,541	$6,633,855
Audit related fees(2)	1,407,000	1,248,900
Tax fees(3)	873,360	1,080,672
All other fees(4)	402,000	742,125
Total(5)	$9,741,901	$9,705,552

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, consents issued, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit related fees consisted principally of fees for financial due diligence services for business development activities and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted principally of fees for certain market assessment projects and accounting research tools. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit Related, and Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for preapproving all audit and permissible non-audit services provided by its independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits to the Audit Committee for approval a summary of services expected to be rendered during that year. Prior to engagement, the Audit Committee preapproves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to periodically report on the actual fees versus the budget by category of service. Additional service engagements that may exceed these preapproved limits must be submitted to the Audit Committee for preapproval. The Audit Committee of the Board has considered whether the provision of the services described above under the captions “tax fees” and “all other fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP’s independence.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2025.
PROPOSAL FOUR—SHAREHOLDER PROPOSAL
The below resolution is sponsored by People for the Ethical Treatment of Animals (PETA), 1536 16th St. N.W. Washington, DC 20036, the beneficial owner of 22 shares of the Company’s common stock on the date the proposal was submitted.
RESOLVED, that the Board shall annually report to shareholders on the numbers of nonhuman primates imported by our company into the U.S., Canada, European Union, and United Kingdom, including species, country of origin, wild-caught or captive-bred status; specific details on assays used to screen for infectious agents; all pathogens detected among imported animals; and measures taken by the company to mitigate the impact of such importation on the dwindling populations of these primates in nature, omitting proprietary information.
Supporting Statement
Our company ranks among the largest global importers, consumers, and distributors of primates, transporting thousands of monkeys annually from Southeast Asia and Mauritius. These imports primarily include the endangered Macaca fascicularis (long-tailed macaque) sourced from farms in Cambodia, Vietnam, and Mauritius. Notably, our main supplier in Cambodia, K-F Cambodia LTD, and the Vina Mekong and Thanh Cong farms in Vietnam, lack accreditation from AAALAC. While voluntary, AAALAC accreditation signifies adherence to minimum standards of animal care and the commitment to “achieve excellence in animal care and use.”
In 2024, the Convention on International Trade in Endangered Species of Wild Fauna and Flora affirmed the need for added oversight on Macaca fascicularis exports from Cambodia, the Philippines, and Vietnam, to evaluate the legality, sustainability, and traceability of the trade. During a U.S. Department of Justice trial in Miami, evidence revealed that over 30,000 macaques were illegally captured from the wild and falsely labeled as captive-bred, violating federal law. Our company was identified as a VIP client of Vanny Bio-Research, the Cambodian farm implicated in these activities. Consequently, the U.S. Fish & Wildlife Service has restricted the entry of Cambodian monkeys unless they are proven to be captive-bred, resulting in over 1,000 of our Cambodian-origin macaques being held in legal limbo. Nonetheless, we have imported approximately 8,000 live macaques into Canada within the past 24 months and re-exported tens of thousands of these specimens to the U.S. The SEC continues to investigate our acquisition of monkeys from Asia1, and our recent imports of Cambodian-origin macaques into Canada are also under scrutiny.
Imported primates from Vietnam have been linked to a tuberculosis outbreak in the EU, and in 2023, the CDC reported a new TB strain arriving in the U.S. from Asian primates. Additionally, shipments of Cambodian-origin macaques have carried bacteria classified by U.S. officials as a Tier 1 Select Agent due to

1
https://www.sec.gov/Archives/edgar/data/1100682/000110068223000018/crl-20230701.htm.

its potential lethality. Our company asserts that “[k]nowing the exact health status of your research model colonies is vital to achieving valid and reproducible research results” and that it conducts “routine health surveillance on our animal colonies.” However, it does not share primate health statuses transparently on its website as with other species.2
Expanding primate importation presents significant public health and safety risks, as well as potential damage to our company’s reputation and business. Increased transparency is essential for maintaining corporate integrity and supporting responsible shareholder engagement.
We urge shareholders to vote in favor of this responsible resolution.
YOUR COMPANY’S RESPONSE
The Board has carefully considered this proposal, as it did in 2024 and 2023 with substantially similar proposals that failed, and continues to believe that the adoption of this proposal is not in the best interest of the Company and our shareholders.
The use of non-human primates (NHPs) is fundamental to foundational scientific research and understanding on how to prevent and treat emerging infectious diseases, including the successful development of every COVID-19 vaccine and the work of major academic medical centers. NHPs are also necessary for the development of the tens of thousands of drug products currently in preclinical development—including for cancer, diabetes, and a myriad of rare diseases.
The ongoing success of Charles River’s mission depends on our continued commitment to ethical business practices, including animal welfare. We are committed to conducting business responsibly and with integrity throughout our global organization, which includes a commitment to ethical and accountable supply chains and compliance with applicable laws. Maintaining high ethical standards allows us to meet the expectations of our clients, attract and retain employees, and deliver value to our shareholders.
The Board believes that this proposal is not in shareholder interests for the following reasons:
•
As we committed to shareholders in response to substantially the same proposals at both the 2024 and the 2023 annual meetings, Charles River publishes an annual report to shareholders (the NHP Report) detailing the substantive measures we take to reinforce confidence that the NHPs we import are sourced in accordance with applicable laws;

•
The focus and content of the NHP Report is informed by substantial shareholder engagement;

•
The use of NHPs is fundamental to research and understanding on the prevention and treatment of emerging infectious diseases;

•
Charles River is committed to ensuring that our operations are compliant with relevant national and international laws and regulations related to animal transportation and welfare, including all required reporting elements;

•
The stewardship of the research animals in our care, including their humane care and well-being, is a core value of our Company;

•
The proposal requests the publication of proprietary and/or sensitive information, disclosure of which would be detrimental to shareholder interests as it would benefit competitors;

•
Implementation of the proposal would restrict our ability to manage our ordinary business operations and business strategies; and

•
Substantially the same proposal from the same proponent failed in both 2024 and 2023.

Charles River publishes an annual report detailing the substantive measures we take to reinforce confidence that the NHPs we import are sourced in accordance with applicable laws.
Charles River is steadfastly opposed to the importation of NHPs not sourced in accordance with applicable laws. We believe it is imperative to the biomedical research industry that it maintain the utmost

2
https://www.criver.com/products-services/research-models-services/health-reports?region=3611 confidence in the quality of the research models it utilizes to contribute to the discovery and development of life-saving drugs and therapies for the treatment and cure of diseases. We are committed to exerting our resources to collaborate with the U.S. government, our industry partners, and other constituencies to develop and implement additional procedures aimed to reasonably ensure the NHPs we import are sourced in accordance with applicable laws.
On March 24, 2025, we published our second annual NHP Report. The NHP Report focuses on concrete initiatives being implemented to reinforce confidence that NHPs the Company imports are sourced in accordance with applicable laws. The NHP Report includes the following information that we believe specifically addresses all of the substantive, non-proprietary shareholder requests from Proposal Four, as well as additional content prompted by the feedback provided during our broader shareholder outreach on this topic:
•
enhancements being made to safeguards to ensure sourcing of animals in accordance with applicable laws and Charles River’s ethical standards, such as monitoring and audit processes, development of a genetic testing process, and adoption of an enhanced, further comprehensive and cross-functional NHP Supplier Risk Management Process;

•
increased disclosure;

•
diversification of the Company’s supply chain;

•
new approach methods—investments in alternatives;

•
internal governance structures;

•
granular data on the global number of NHPs placed in studies by our Safety Assessment business over the last four years;

•
the Company’s procedures to screen for zoonotic disease; and

•
country of origin data.

Our Board believes the detail contained in the report provides our shareholders with comprehensive information regarding the Company’s specific efforts in support of proper animal welfare, the prevention of emerging infectious diseases, and ethical business practices.
Accordingly, the Company believes that the NHP Report specifically addresses all of the substantive, non-proprietary shareholder requests from the proposal, thereby rendering it redundant and unnecessary.
Shareholder Engagement Informed Content of the NHP Report
The NHP report was not prepared in isolation. It was informed by significant shareholder input.
To inform the content of the second NHP Report, in addition to the substantial outreach we conducted prior to the publication of the initial NHP Report in March 2024 (discussed in the Company’s 2024 Proxy Statement), we conducted additional significant proactive shareholder engagement by reaching out to our top 25 shareholders representing more than 60% of shares outstanding. We held one-on-one discussions in December 2024 and January 2025 with shareholders representing 15% of shares outstanding at the time. We met with the proponent and every shareholder who requested a discussion on this topic.
Shareholder feedback regarding the initial NHP Report was overwhelmingly positive, and in fact the proponent is the only entity that we engaged with who indicated that the content of the initial NHP Report was not sufficient. In addition to the shareholder outreach we proactively conducted, interested parties may provide input on this and other matters by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com.
In addition to the NHP Report, Charles River also published its extensive and comprehensive biennial Corporate Citizenship Report in March 2024, which includes information on our Global Animal Welfare and Training, Responsible Animal Use and New Alternative Methods (NAMs) work, including investments in NAMs through our Alternative Methods Advancement Project (AMAP) initiative that is dedicated to investing in and developing alternatives to reduce animal testing. Our Corporate Citizenship Report may be accessed at the following link: www.criver.com/annual2025. A summary of our work on NAMs and our AMAP initiative was also provided in the NHP Report.
NHPs are Fundamental to Preventing Emerging Infectious Diseases
Research animals are a critical resource that furthers our knowledge of living systems and contributes to the discovery of life-saving drugs and other therapies for the treatment and cure of diseases. Before a drug can be evaluated in the clinic on humans, in the absence of a validated alternative, global regulatory agencies generally require testing in two animal species, including one non-rodent species, to ensure patient safety.
Because of their close genetic, physiological, and behavioral similarity to humans, NHPs are often the only scientifically relevant animal models for critical translational research and the required safety testing of biologic drugs. As a result, the use of NHPs is fundamental to foundational scientific research and understanding on how to prevent and treat emerging infectious diseases, including the successful development of every COVID-19 vaccine and the work of major academic medical centers. NHPs are also necessary for the development of new innovative treatments for cancer, diabetes, and many other diseases currently without effective treatment options.
Charles River is Committed to Ensuring Compliance with Applicable Laws Related to Animal Transportation and Welfare
Charles River is committed to ensuring that our operations are compliant with applicable national and international laws and regulations related to animal transportation and welfare, including all required reporting elements. Charles River maintains risk-based supplier due diligence, governance, auditing, and monitoring practices to help ensure the quality of our supply relationships. This includes performing enhanced auditing procedures on NHP suppliers and sharing of best practices and practice improvement opportunities.
We acknowledge events during the past two years have raised questions regarding certain aspects of the industry’s NHP supply chains, which are affecting the biomedical research industry, including investigations into shipments of NHPs by our Company from Cambodia.1 We are committed to working with the U.S. government, our industry partners, and all other constituencies to develop and implement additional procedures to reinforce confidence that the NHPs we import are sourced in accordance with applicable laws. We embrace our leadership position and responsibility towards implementing a system that enhances confidence in the quality of the research models used in biomedical research.
Humane Care and Well-Being of Research Animals is a Core Value of Charles River
Charles River is a global leader in the humane care and use of research animals. We continue to maintain a strong and long-standing commitment to animal welfare, and the humane care and use of research animals is one of Charles River’s core values. At Charles River, we work closely with the scientific community to understand how living conditions, handling procedures, and the reduction of stress play an important role in the quality and efficiency of research. We understand and recognize that we are responsible to both the scientific community and the public for the health and well-being of the animals in our care.
The Charles River Code of Business Conduct and Ethics2 describes our core values and contains specific expectations pertaining to acting in the best interest of the animals in our care, our clients, and the public. Furthermore, we publish a policy on Animal Welfare and the Humane Treatment of Animals3, which details the expectation that our employees treat animals with respect. Our animal welfare policy meets or

1
We provide further information on the details of these investigations in Item 3 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2025.

2
https://azupcriversitestorage01.blob.core.windows.net/storage-account-container/noindex/legal-compliance/code-business-conduct-ethics-en.pdf

3
https://azupcriversitestorage01.blob.core.windows.net/storage-account-container/noindex/legal-compliance/animal-welfare-humane-treatment-animals-policy.pdf exceeds applicable laws regarding animal treatment in the places where we conduct business. In addition, our Supplier Code of Conduct4 requires all suppliers whose activities include the use of animals to undergo an animal welfare audit and align with our ethical expectations. We also maintain a global supplier onboarding and oversight program incorporating risk-based due diligence, auditing, and monitoring practices to help ensure the quality of our supplier relationships and compliance with applicable national and international laws and regulations.
We are strongly and proudly committed to the 3Rs (Replacement, Reduction, and Refinement) across our organization and in every aspect of our business. In 2023, our Board of Directors established a new Responsible Animal Use Committee to oversee our NHP importation practices and review, evaluate and advise the Board and management regarding the continued enhancement of responsible animal utilization, including NHPs, which may appropriately reduce the impact of animals in the Company’s operations.
Innovation is a core focus for Charles River, and we offer alternatives to animal testing whenever possible. We also partner with clients to develop study designs that decrease the number of animals needed and suggest pilot studies where necessary. Implementation of the 3Rs is reinforced by the Institutional Animal Care and Use Committee (IACUC), Ethics Committee (EC) and Animal Welfare Body (AWB) at all of our facilities around the globe. The IACUC, EC and AWB are responsible for oversight of the facilities’ animal care and use program, for promoting refinements and ensuring animal well-being, and for assuring compliance with all applicable laws and regulations related to animal care and use.
We are actively working to replace, reduce, and refine the use of animals in drug development and to create new technologies to eliminate the use of animals altogether, and we support efforts by Congress, the FDA and the broader research community in these areas. However, we recognize that new drug testing technologies to realize this vision at a broad scale are still many years away. NHPs therefore remain essential to support the development of the thousands drug products currently in preclinical development.
Scientific excellence, humane care, maintenance of high-quality standards, and ethical and accountable supply chains, are cornerstones of the Charles River culture. NHPs, free of disease and infection, are the most scientifically relevant large models for critical translational research for biologic drugs. At this time, NHPs remain essential to support our clients’ focus on expanding their biologic drug pipelines as they work to develop innovative treatments for a wide range of diseases. As we move forward, we will continue to work to replace, reduce, refine and promote the responsible use of animals in drug development and to create new technologies with an objective to eliminate the need to rely upon animals altogether.
We wish to correct a misleading reference in the shareholder proponent’s supporting statement; specifically, Macaca fascicularis (long-tailed macaque) are not considered to be an endangered species. In fact, the U.S. Fish and Wildlife Service explicitly rejected the proponent’s petition to list the animals under the Endangered Species Act in October 2024, and pursuant to the international agreement between governments overseeing trade in specimens of wild animals (CITES), the long-tailed macaque is designated an Appendix II species, which means it is considered not necessarily threatened with extinction, but in which trade must be controlled.5
Proprietary Information and Micromanagement
The Charles River Board strongly believes that disclosure of further detail related to NHPs figures by country, as requested in the shareholder proposal, is detrimental to shareholder interests as it would benefit competitors. Our commitment to annually disclose when a country of origin exceeds 30% of globally sourced NHPs informs shareholders regarding supply chain risk, without disclosure of overly granular confidential, sensitive and potentially proprietary Company information. Proposal Four acknowledges that proprietary information should be omitted.
At Charles River’s 2024 Annual Meeting and 2023 Annual Meeting, the proponent put forward substantially similar proposals, which received low shareholder support.
The proponent put forward almost identical proposals at both the 2023 Annual Meeting and the 2024 Annual Meeting. Based on our commitment to create and the eventual publication of the NHP Report, the

4
https://azupcriversitestorage01.blob.core.windows.net/storage-account-container/resources/doc_a/SupplierCodeofConduct.pdf

5
https://cites.org/eng/app/index.php#

majority of shareholders overwhelmingly agreed with our position that the proposal was not in the best interests of the Company by a nearly 2:1 margin in 2023 and even more (by a 3:1 margin) in 2024.
The Board strongly believes that our comprehensive actions and disclosure fulfills the proposal’s objective as to disclosure and transparency. We therefore reiterate our recommendation that shareholders should vote AGAINST Proposal Four in our 2025 Proxy Statement.
Thank you for your consideration, as well as your support as shareholders.
The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.
OTHER MATTERS
Shareholder Proposals for 2026 Annual Meeting
Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2026 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act). To be eligible, shareholder proposals must be received by our Corporate Secretary no later than December 3, 2025. It is suggested that any shareholder proposals be sent by a trackable method (i.e., certified mail, registered mail, overnight courier, etc.) to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. In addition, we recommend that a copy of the shareholder proposal be sent to the following email address: GeneralCounsel@crl.com.
Under our proxy access by-law, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements set forth in our By-laws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2026 Annual Meeting, the nominations must be received in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our 2025 annual meeting, meaning no earlier than November 3, 2025 and no later than December 3, 2025.
If a shareholder wishes to nominate a director or present a proposal of other business at the 2026 Annual Meeting using the advance notice process delineated in our By-laws, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice no sooner than January 20, 2026, and no later than February 19, 2026, and such notice must comply with our By-laws. In addition to complying with the advance notice provisions of our By-laws, to nominate directors, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 of the Exchange Act, and which must be received no later than March 23, 2026.
Obtaining Additional Information About Charles River
The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 28, 2024 are being mailed to shareholders on or about March 28, 2025. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 28, 2024 can also be found on the SEC website at www.sec.gov. In addition, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.
Certain Matters Relating to Proxy Materials and Annual Reports
We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. Promptly upon written or oral request, we undertake to deliver a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact Computershare Investor Services: by mail at P.O. 43006 Providence, RI 02940-3006; by telephone at 1-877-282-1168; or through the website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact your broker or bank.
Other Business
The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE VIA INTERNET AT YOUR EARLIEST CONVENIENCE

Appendix A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)
	December 28, 2024	December 30, 2023	December 31, 2022	December 25, 2021	December 26, 2020	December 28, 2019	December 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015
Net income available to Charles River Laboratories International, Inc. common shareholders	$10,297	$474,624	$486,226	$390,982	$364,304	$252,019	$226,373	$123,355	$154,765	$149,313
Less: Income (loss) from discontinued operations, net of income taxes	—	—	—	—	—	—	1,506	(137)	280	(950)
Net income (loss) from continuing operations available to common shareholders	10,297	474,624	486,226	390,982	364,304	252,019	224,867	123,492	154,485	150,263
Add back:
Amortization related to acquisitions(2)	171,542	139,592	146,934	128,148	118,618	90,867	64,831	41,370	42,746	29,374
Acquisition and integration-related adjustments(3)	34,841	24,070	18,566	15,867	19,623	39,439	19,184	6,687	22,702	14,513
Severance and executive transition costs	54,186	11,611	4,088	4,718	7,586	11,458	8,680	3,278	8,472	6,173
Goodwill impairment(4)	215,000	—	—	—	—	—	—	—	—	—
Site consolidation costs, impairments, and other items(5)	53,380	30,659	4,047	2,177	6,457	4,283	864	18,645	11,849	2,240
Third-party legal costs and certain related items(6)	49,648	15,620	9,358	1,291	—	—	—	—	—	—
Incremental dividends attributable to noncontrolling interest holders(7)	11,906	—	—	—	—	—	—	—	—	—
Venture capital and strategic equity investment losses (gains)	12,519	(93,515)	26,775	30,419	(100,861)	(20,707)	(15,928)	(22,657)	(10,285)	(3,824)
(Gain) loss on divestitures(8)	658	961	(123,524)	(22,656)	—	—	—	(10,577)	—	—
Write-off of deferred financing costs and fees related to debt refinancing	—	—	—	26,089	—	1,605	5,060	—	987	721
Debt forgiveness associated with a prior acquisition(9)	—	—	—	—	—	—	—	(1,863)	—	—
Other(10)	(3,273)	1,372	5,285	(2,942)	10,283	—	—	(127)	703	6,568
Tax effect of non-GAAP adjustments:
Non-cash tax provision (benefit) related to international financing structure(11)	1,818	4,694	4,648	4,809	4,444	(19,787)	—	—	—	—
Enacted tax law changes(12)	3,826	—	(382)	10,036	—	—	(5,450)	78,537	—	—
Tax effect of the remaining non-GAAP adjustments and certain other tax items	(83,445)	(60,789)	(11,399)	(58,404)	(18,953)	(24,811)	(18,166)	5,419	(18,744)	(29,083)
Net income attributable to Charles River Laboratories International, Inc. common shareholders, excluding non-GAAP adjustments	$532,903	$548,899	$570,622	$530,534	$411,501	$334,366	$283,942	$242,204	$212,915	$176,945
Weighted average shares outstanding—Basic	51,380	51,227	50,812	50,293	49,550	48,730	47,947	47,481	47,014	46,496
Effect of dilutive securities:
Stock options, restricted stock units, performance stock units, and contingently issued restricted stock	248	224	489	1,132	1,061	963	1,071	1,083	944	1,138
Weighted average shares outstanding—Diluted	51,628	51,451	51,301	51,425	50,611	49,693	49,018	48,564	47,958	47,634
Earnings per share attributable to common shareholders:
Basic	$0.20	$9.27	$9.57	$7.77	$7.35	$5.17	$4.69	$2.60	$3.28	$3.23
Diluted	$0.20	$9.22	$9.48	$7.60	$7.20	$5.07	$4.59	$2.54	$3.22	$3.15
Basic, excluding non-GAAP adjustments	$10.37	$10.72	$11.23	$10.55	$8.30	$6.86	$5.92	$5.10	$4.53	$3.81
Diluted, excluding non-GAAP adjustments	$10.32	$10.67	$11.12	$10.32	$8.13	$6.73	$5.80	$4.99	$4.44	$3.71

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude certain adjustments described in this reconciliation. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company’s website at ir.criver.com.

(2)
Reported results in 2024 include $9.4 million of accelerated amortization of certain client relationships in the Biologics Solutions reporting unit within the Manufacturing Solutions segment. The remaining value of this client relationship is $75.9 million and will be amortized over the remaining useful life of approximately 6 months in fiscal year 2025.

(3)
These adjustments are related to the evaluation and integration of acquisitions and divestitures, and primarily include transaction, advisory, certain third-party integration, certain compensation costs, and related costs; as well as fair value adjustments associated with contingent consideration arrangements. In addition, the amount in 2019 includes a $2.2 million charge recorded in connection with the modification of the option to purchase the remaining 8% equity interest in Vital River and the amount in 2016 includes a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(4)
In December 2024, a triggering event was identified for the Biologics Solutions reporting unit from a loss of key customers, ultimately resulting in a reduction in Biologics Solutions’ long range financial outlook. As a result, the Company recognized a goodwill impairment charge of $215.0 million.

A-1

(5)
Reported results primarily include site consolidation costs, impairments, and other items. Reported results in 2023 include approximately $13 million of asset impairment charges related to an immaterial Safety Assessment business unit divested during January 2024.

(6)
Third-party legal costs are related to (a) an environmental litigation related to the Microbial Solutions business, which concluded in 2023 and (b) investigations by the U.S. government into the NHP supply chain applicable to our DSA business. Additionally within DSA, a $27 million inventory charge was incurred in 2024 to write down inventory associated with the Cambodia-sourced non-human primate matter from February 16, 2023.

(7)
This amount represents incremental declared and undeclared dividends attributable to Noveprim noncontrolling interest holders who receive preferential dividends for fiscal year 2024.

(8)
Amounts in 2024 relate to divestiture of a Safety Assessment business and Avian. Amounts in 2023 and 2022 relate to the divestiture of Avian. Amounts in 2021 relate to the sale of RMS Japan operations as well as a gain on an immaterial divestiture. Amounts in 2017 relate to the divestiture of the CDMO business.

(9)
The amount represents the forgiveness of a liability related to the acquisition of Vital River.

(10)
The amount in 2024 includes Non-GAAP adjustments attributable to noncontrolling interest holders. The amount included in 2023 relates to transfer taxes paid in connection with the Noveprim Group acquisition and a final adjustment on the termination of a Canadian pension plan. The 2022 amount includes a purchase price adjustment in connection with the 2021 divestiture of RMS Japan, a loss on the termination of a Canadian pension plan, and the reversal of an indemnification asset related to a prior acquisition. The 2021 amount includes adjustments related to the gain on an immaterial divestiture and the finalization of the annuity purchase related to the termination of the Company’s U.S. pension plan. The amount in 2017 represents a gain on bargain purchase.The 2015 and 2016 amounts include the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus. The amount in 2015 includes operating losses that are primarily related to the curtailment of operations and subsequent operating costs at the Company’s DSA facilities in Massachusetts, China, and Arkansas and a gain on bargain purchase of Sunrise Farms, Inc.

(11)
The amounts in 2017 and 2018 include the recognition of deferred tax assets expected to be utilized as a result of changes to the Company’s international financing structure.

(12)
The amount for fiscal year 2017 includes a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company’s withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The amount for fiscal year 2018 reflects an adjustment that is related to the refinement of one-time charges associated with the enactment of U.S. Tax Reform related to the transition tax on unrepatriated earnings (also known as the toll tax), and the revaluation of U.S. federal net deferred tax liabilities.

A-2

charles river VOTE

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Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Against	Abstain
01 - James C. Foster	☐	☐	☐
02 - Nancy C. Andrews	☐	☐	☐
03 - Robert Bertolini	☐	☐	☐
04 - Reshema Kemps-Polanco	☐	☐	☐
05 - Deborah T. Kochevar	☐	☐	☐
06 - George Llado, Sr.	☐	☐	☐
07 - Martin W. Mackay	☐	☐	☐
08 - George E. Massaro	☐	☐	☐
09 - Craig B. Thompson	☐	☐	☐
10 - Richard F. Wallman	☐	☐	☐
11 - Virginia M. Wilson	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory Approval of 2024 Executive Officer Compensation	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm for 2025	☐	☐	☐
4. Proposal to publish a report on non-human primates imported by Charles River Laboratories International, Inc.	☐	☐	☐

1 U P X

044EUB

01 - James C. Foster04 - Reshema Kemps-Polanco07 - Martin W. Mackay10 - Richard F. Wallman02 - Nancy C. Andrews05 - Deborah T. Kochevar08 - George E. Massaro11 - Virginia M. Wilson03 - Robert Bertolini06 - George Llado, Sr.09 - Craig B. Thompson1 U P XFor Against Abstain For Against Abstain For Against AbstainThe Sample CompanyProposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINSTProposal 4.A044EUB2. Advisory Approval of 2024 Executive Officer Compensation 3. Ratification of PricewaterhouseCoopers LLC as independentregistered public accounting firm for 20251. Election of Directors:For Against Abstain For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Signature 1 — Please keep signature within the Date (mm/dd/yyyy) — Please print date below. box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Date and Sign below.4. Proposal to publish a report on non-human primates importedby Charles River Laboratories International, Inc.Annual Meeting Proxy CardUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qYou may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/CRL or scanthe QR code — login details are located inthe shaded bar below.Your vote matters – here’s how to vote!Votes submitted electronically must bereceived by 11:59 p.m., Eastern Time, onMay 19, 2025.Save paper, time and money!Sign up for electronic delivery atwww.investorvote.com/CRL25-2355-1 C3.1 P21

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.investorvote.com/CRL251 Ballardvale StreetWilmington, MA 01887(781) 222-6000PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — May 20, 2025THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meetingof Shareholders to be held at 8:00 a.m. on Tuesday, May 20, 2025 at the offices of Cooley LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster,Matthew L. Daniel, Flavia Pease, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to voteall shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the2025 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the generalauthorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Anyshareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in thepreceding sentence.This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees, FOR Proposals 2 and 3,and AGAINST Proposal 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournmentsthereof.CONTINUED AND TO BE SIGNED ON REVERSE SIDEProxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.C Non-Voting Itemsq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qMeeting AttendanceMark box to the right ifyou plan to attend theAnnual Meeting.Change of Address — Please print new address below.25-2355-1 C3.1 P22